equity incentive compensation plan or plans providing for awards to such individuals. It is anticipated that the compensation committee of the granting entity's board of directors or managing members will determine the specific terms of any grants made under any such plan and will provide grants of awards designed to focus equity compensation on performance and alignment with the equity holders of such adopting entity; provided, however, that the equity awards reserved for any such plan will not exceed, in the aggregate, 10% of the equity interests of CrossCountry to be issued pursuant to the Plan, with projected annual equity usage under any such plan or plans not to exceed, in the aggregate, 2% of the equity interest of CrossCountry to be issued pursuant to the Plan.

                       X. Prisma Energy International Inc.

         Capitalized terms used throughout this Disclosure Statement are defined in Appendix A: "Material Defined Terms for Enron Disclosure Statement"
                                attached hereto.

A.   Business

     1.   General

          Prisma is a Cayman Islands exempted company with limited liability formed to own and, in certain circumstances, operate many of ENE's international energy infrastructure businesses. No operating businesses or assets have been transferred to Prisma at this time; however, subject to obtaining requisite consents, the Debtors intend to transfer the businesses described in this section of the Disclosure Statement to Prisma either in connection with the Plan or at such earlier date as may be determined by ENE and approved by the Bankruptcy Court. In addition, as previously approved by the Bankruptcy Court, the Debtors have transferred certain employees to a wholly-owned subsidiary of Prisma formed to provide services to Prisma and its subsidiaries, as well as, in certain instances, the Debtors and their affiliates, with respect to operating and managing international assets.

          The Debtors are actively pursuing a strategy to obtain the requisite consents, including approval of the Bankruptcy Court, in order to transfer certain operating businesses and assets to Prisma and its subsidiaries; however, there can be no assurance as to which businesses and assets ultimately will comprise Prisma. Prisma will be engaged in the generation and distribution of electricity, the transportation and distribution of natural gas and LPG, and the processing of NGLs. If all businesses are transferred to Prisma as contemplated, Prisma will own interests in businesses whose assets will:

          - include over 9,600 miles of natural gas transmission and distribution pipelines;

          - include over 56,000 miles of electric transmission and distribution lines;

          -    include over 2,100 MW of electric generating capacity;

          -    serve 6.5 million LPG, gas, and electricity customers;

          -    be located in 14 countries; and


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


          -    employ over 7,900 people.

          Prisma will be an energy infrastructure company providing energy generation, transportation, processing, and distribution services in a safe and reliable manner. By concentrating on its core competencies of owning and operating energy infrastructure assets in diverse international locations, Prisma intends to focus on being a low-cost, efficient operator in the markets it serves. Prisma's anticipated objective is to generate stable cash flow, earnings per share, and dividends, and to grow each of these through growth projected within the existing portfolio of businesses. Prisma will operate through three business segments--Natural Gas Services, Power Distribution, and Power Generation. Prisma should be well-positioned to implement its planned strategy, but it will face risks both specific to its assets and general to the markets and countries in which it will operate. In addition to Bankruptcy Court approval, the transfer of the businesses described in this Disclosure Statement to Prisma will require the consent of other parties, including, but not limited to, governmental authorities in various jurisdictions. If any such consents are not obtained, then at the discretion of ENE, with the consent of the Creditors' Committee, as contemplated in the Plan, one or more of these businesses may not be transferred to Prisma, but instead will remain directly or indirectly with ENE. Refer to Section X.A.2., "Risk Factors" for further information.

          The corporate affairs of Prisma will be governed by its memorandum and articles of association, amended and restated versions of which will accompany the Prisma Contribution and Separation Agreement, and by the Companies Law and common law in the Cayman Islands. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. For example, unlike in many jurisdictions in the United States, Cayman Islands law does not specifically provide for shareholder appraisal rights on a merger or consolidation of a company. Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to obtain copies of lists of shareholders of the company or to inspect its corporate records or accounts except as may be permitted under the Articles of Association. Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. There are other differences between Cayman Islands and U.S. corporate law not summarized here. Also, because Prisma is a Cayman Islands exempted company, there is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against Prisma predicated upon the civil liability provisions of the securities laws of the United States or any state thereof to the extent such provisions constitute a fine or similar penalty, or be competent to hear original actions brought in the Cayman Islands against Prisma predicated upon the securities law of the United States or any state thereof.

          a. Natural Gas Services. Natural Gas Services is expected to serve its customers through natural gas and liquids pipelines, natural gas and LPG distribution systems, LPG import terminals, and natural gas processing facilities. Generally, the assets planned to be a part of Natural Gas Services are either subject to firm contracts for their capacity (i.e., long-term transportation or processing contracts designed to provide a fixed customer fee regardless of the level of actual throughput) or are regulated and have historically provided a stable, predictable stream of cash flows. Refer to
Section X.A.2., "Risk Factors" for further information on conditions and developments that could upset this stability. By utilizing and building on its


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


initial infrastructure, Natural Gas Services will strive to capture additional throughput volumes or connect to incremental customers and, therefore, generate additional cash flows.

          Specifically, Natural Gas Services is expected to consist of ownership interests in:

          - nine city gas distribution companies located in South Korea providing service to over two million customers;

          - LPG distribution businesses located in Venezuela and South Korea providing service, directly or through distributors, to over 2.2 million customers;

          - six separate transportation businesses located in South America with a daily throughput capacity of approximately 3.2 billion cubic feet per day of natural gas spanning more than 6,000 miles; and

          - NGL extraction, fractionation, refrigeration, and storage facilities located in Venezuela.

          b. Power Distribution. It is anticipated that Power Distribution will provide retail electricity delivery to approximately 1.8 million customers in the States of Sao Paulo and Mato Grosso do Sul, Brazil, through subsidiary Elektro, a Brazilian local electricity distribution company. Prisma is expected to own 99.62% of Elektro.

          Elektro's concession area covers 223 municipalities in Sao Paulo and five municipalities in Mato Grosso do Sul, encompassing approximately 56,000 miles of distribution lines. A 30-year renewable concession contract, the first term of which expires in 2028, provides exclusive distribution rights within the concession area. Elektro is a business that has historically provided a stable, predictable local currency cash flow stream with moderate growth.

          Sao Paulo, located in the southeastern region of the country, is the most highly urbanized and industrialized state in Brazil. Its economy accounts for approximately 37% of Brazilian GDP and 33% of national electricity consumption. Elektro is the third-largest local electricity distribution company in Sao Paulo and the seventh-largest in Brazil.

          In the period from 1990 to 2000, the overall electricity consumption in Brazil increased by a 4.4% CAGR. During the same period the electricity consumption in Elektro's concession area grew at a CAGR of 5.1%, exceeding average consumption in the southeastern region.

          c. Power Generation. Power Generation is expected to consist of ownership interests in ten power plants. These power plants:

          - have a total generating capacity of approximately 2,100 MW, with Prisma's ownership percentage representing generating capacity of approximately 1,180 MW;


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


          - are located in Argentina, Brazil, the Dominican Republic, Guam, Guatemala, Nicaragua, Panama, the Philippines, Poland, and Turkey; and

          - utilize natural gas as the primary fuel in four plants, and liquid fuel in the remainder.

          It is anticipated that Power Generation will generate stable cash flows as most of the electrical capacity and energy of the power plants has been pre-sold on a long-term basis to cover all fixed and variable costs of operations, fuel costs and debt service and a return on equity capital. To the extent any generating capacity remains uncommitted, Prisma is expected to market such excess generation into available markets. Approximately 85% to 90% of the expected generating capacity of Prisma in 2003 and over the succeeding three years is fully contracted.

     2.   Risk Factors

          Refer to Section XIV., "Risk Factors and Other Factors to be Considered" for further information related to the risks applicable to Prisma. The risks described therein are not the only ones facing Prisma. Additional risks are also described in the individual descriptions of the businesses expected to be a part of Prisma. Other risks may not presently be known to ENE or ENE may have deemed them to be immaterial at this time. Prisma's businesses, financial condition, and results of operations could be materially adversely affected by any of these risks.

          Prisma has been formed, but no operating businesses or assets have been transferred to Prisma at this time. The Debtors and Prisma are currently seeking numerous approvals, consents, and waivers from lenders, partners, governmental authorities, and other parties to allow the businesses described in this Disclosure Statement to be transferred to Prisma in connection with the Plan. There can be no assurance that all or any of such approvals or consents can be obtained. Certain of the approvals and consents are required pursuant to applicable agreements or law to be obtained prior to the initial transfer of the businesses to Prisma and others will be triggered upon the distribution of shares of Prisma's capital stock pursuant to the Plan. Nevertheless, the Debtors and Prisma are seeking consents for both the initial transfer and the subsequent distribution of shares to the creditors prior to the initial transfer of each business to Prisma. In addition, the Debtors and Prisma are seeking the consent of certain parties to any post-transfer sale of Prisma or discrete businesses within Prisma to as of yet unidentified third parties. There can be no assurance, however, that these consents will be obtained. The required consents and approvals generally fall into the following categories:

          - Lenders. The many credit facilities and other debt instruments to which the businesses to be transferred to Prisma are parties often require ENE to directly or indirectly hold specified percentages of the equity interests in the business, or provide that a change of control of the business is an event of default. The lenders, including various multilateral agencies, under these credit facilities and other debt instruments must therefore consent to ENE no longer being in the chain of ownership of the transferred businesses.

          - Governmental Authorities. Many of the businesses to be transferred to Prisma are regulated by local energy regulatory authorities, operate pursuant to concessions granted by governmental authorities or are party to agreements with governmental authorities. These regulatory and other governmental authorities often must consent to the transfer of the businesses to Prisma. Additionally, certain of the proposed transfers to Prisma are subject to review by antitrust agencies, which either must approve the transfer in advance or have the authority to impose conditions on Prisma's business following the transfer.

          - Partners. Because ENE and its subsidiaries generally own less than 100% of the businesses to be transferred to Prisma, they are sometimes party to shareholder agreements that, among other things, require the shareholders to consent to certain transfers by a shareholder of its equity interest in the business to a third party or give the shareholders preferential purchase rights in connection with certain transfers of equity interests in the business. The preferential rights often include (1) rights of first refusal that require a party to offer to sell its equity interests to the other shareholders on the same or more favorable terms on which it would be willing to sell its equity to a third party and (2) change of control purchase rights that require a shareholder that has experienced a direct or indirect change of control to offer to sell its equity interest in the business to the other shareholders. To the extent that these purchase rights are applicable to the transfer of businesses to Prisma or the subsequent distribution of shares of Prisma's capital stock, ENE expects to either offer these purchase rights to the other shareholders or ask the shareholders to waive their rights prior to the transfer to Prisma.

          - Debtors' Financing Transactions-- Rawhide. Refer to Section III.F.43, "Rawhide" for information regarding the financing transaction referred to as Rawhide. ENE, with Ponderosa, indirectly owns 50% of Centragas, which interests are expected to be transferred to Prisma. The transfer of these interests to Prisma may be subject to the consent of the holders of the debt and equity interests in this financing structure, which may or may not be granted in connection with an overall settlement of the various rights and obligations between ENE and the financing structure. No assurances can be given that the Debtors and Prisma will obtain the requisite structure related consents and approvals (if any) required to transfer Centragas into Prisma.

          -    Debtors' Financing Transactions-- Osprey/Whitewing. Refer to
               Section III.F.42, "Osprey/Whitewing" for information regarding Osprey and Whitewing LP and their ownership interests in certain assets. Whitewing LP beneficially owns voting and non-voting economic interests in assets that are proposed to be included in Prisma, including Elektro (24.09% economic interest), Trakya (22.17% economic interest) and ENS (50% equity interest). Certain holders of the Osprey Notes assert that, for these assets to be included as part of Prisma, Prisma may be required to purchase Whitewing LP's beneficial interests or obtain such interests as a result of a settlement or other agreement. If such assertions are correct, no assurances can be given that Whitewing LP's beneficial interests in Elektro, ENS and/or Trakya will be transferred to Prisma.

          -    Debtors' Financing Transactions-- Enron Equity Corp. Refer to
               Section III.F.22, "Enron Equity Corp." for information regarding the financing transaction referred to as Enron Equity Corp. Including any interests in which Enron Equity Corp. may assert a beneficial interest, ENE, with Ponderosa, indirectly owns 50% of Centragas and ENE indirectly owns 85% of SECLP. The entities transferring these assets to Prisma are Debtors (including Enron Holding Company LLC and Enron Commercial Finance Ltd.) and, at this time, it is anticipated that these Debtors will not make any distributions to their equity holders. In addition, Enron Equity Corp. holds an indirect 0.89% interest in SECLP which is not being transferred into Prisma.

          If any required approval, consent or waiver relating to the transfer of a particular business or the subsequent distribution of shares to the creditors cannot be obtained prior to the transfer of the assets to Prisma, then at the discretion of ENE, with the consent of the Creditors' Committee, as contemplated in the Plan, such business may not be transferred to Prisma and, instead, would remain, directly or indirectly, with ENE. Refer to Section X.A.3., "Transferred Businesses" for further information about businesses that would remain with ENE. As a result, it is possible that Prisma's businesses may not include all of the transferred businesses described in this Disclosure Statement. In addition, it is possible that any consents or approvals that are given could contain conditions or limitations that could adversely affect Prisma's ability to operate and manage its business, or adversely affect its financial results.

          Following the transfers to Prisma, certain businesses will remain subject to governmental rules and regulations, such as utility ownership requirements or antitrust laws, which may require that an approval be obtained each time there is a direct or indirect change in the ownership or control of such business. The failure to obtain such an approval may result in violations of local laws, the loss of governmental approvals, and defaults under applicable loan agreements. Such approval requirements could deter changes in ownership or control of Prisma that may otherwise have occurred, and any actual change in the ownership or control of Prisma that would trigger any such approval requirements could adversely impact the price and liquidity of the shares of stock of Prisma.

     3.   Transferred Businesses

          a. Worldwide Asset Base. All of the businesses that are expected to be a part of Prisma are located outside the United States, except for one business located in the U.S. territory of Guam. Prisma will face different political, economic, and regulatory challenges in each of the 14 countries in which it will operate. While operating in several countries will bring many challenges, it should also help Prisma to diversify its risks and create additional expansion opportunities. Refer to Section XIV.I.1.b., "Regulatory Intervention and Political Pressure" for further information.

          b.   Formation of Prisma and Contribution of Prisma Assets

          Prisma was organized as an exempted company with limited liability in the Cayman Islands on June 24, 2003 for the purpose of acquiring the Prisma Assets, which include equity interests in the identified businesses, intercompany loans to the businesses held by affiliates of ENE, and contractual rights held by affiliates of ENE. ENE and its affiliates will contribute the Prisma Assets to Prisma in exchange for shares of Prisma Common Stock commensurate with the value of the Prisma Assets contributed. The contribution of the Prisma Assets is expected to be effected pursuant to a Prisma Contribution and Separation Agreement to be entered into among Prisma and ENE and several of its affiliates. It is anticipated that the Prisma Contribution and Separation Agreement, which is currently being negotiated, will be submitted for Bankruptcy Court approval either as part of the Plan Supplement or by a separate motion. Refer to Section X.E., "Prisma Contribution and Separation Agreement" for additional information. Prisma and ENE and its affiliates also expect to enter into certain ancillary agreements, which may include a new Transition Services Agreement, a Tax Allocation Agreement and a Cross License Agreement.

          The employees of ENE and its affiliates who have been supervising and managing the Prisma Assets since December 2001, became employees of a subsidiary of Prisma effective on or about July 31, 2003. In connection therewith, as approved by the Bankruptcy Court, ENE and its affiliates entered into four separate Transition Services Agreements pursuant to which such employees will continue to supervise and manage the Prisma Assets and other international assets and interests owned or operated by ENE and its affiliates.

          The ancillary agreements, together with the Prisma Contribution and Separation Agreement, will govern the relationship between Prisma and ENE and its affiliates subsequent to the contribution of the Prisma Assets, provide for the performance of certain interim services, and define other rights and obligations until the distribution of shares of capital stock of Prisma pursuant to the Plan or the sale of the stock to a third party. In addition, the Prisma Contribution and Separation Agreement or the ancillary agreements are expected to set forth certain shareholder protection provisions with respect to Prisma and may contain indemnification obligations of the Prisma Enron Parties.

          c. Natural Gas Services. The tables below identify the non-pipeline and pipeline businesses included in the Natural Gas Services segment and several of their key features.

                                Natural Gas Services Non-Pipeline Businesses
                                --------------------------------------------
                                                                                               Scheduled
                                       Anticipated                                            Termination
                                         Prisma                           Date Commercial     Date of Key
                                        Ownership                          Operation Was        Project
     Business          Location         Interest           Business          Initiated         Agreements


                                      486


SK-Enron            South Korea      50.0%            Holding company     July 1978 to      Not applicable

                                                      for equity          February 1990
                                                      interests  in       (depending on
                                                      nine CGCs, two      business)
                                                      gas facility
                                                      construction and
                                                      sale companies,
                                                      one LPG import
                                                      and marketing
                                                      company and one
                                                      cogeneration
                                                      company

Cuiaba - TBS        Bolivia and      50.0%            Purchase and sale   May 2002          May 4, 2019
                    Argentina                         of natural gas
                                                      for Cuiaba-EPE

Vengas              Venezuela        97.0%            Propane             1953              Not applicable
                                                      transporter and
                                                      distributor

Accroven            Venezuela        49.25%           NGL extraction,     July 10, 2001     July 9, 2021
                                                      fractionation,
                                                      refrigeration and
                                                      storage facilities

------------------------------------------------------------------------------------------------------------------------

                                             Natural Gas Services Pipelines
                                             ------------------------------
                                                                                                            Scheduled
                                  Anticipated                                                           Termination Date
                                    Prisma                                            Date Commercial     of Principal
                                   Ownership        Route Length and                   Operation Was     Transportation
    Business        Location       Interest        Transport Capacity     Business       Initiated          Agreement

Cuiaba-GasBol     Bolivia       50.0%            Bolivian portion of     Natural      May 2002          November 24, 2024
                                                 the BBPL to             gas
                                                 Bolivia-Brazil border   pipeline
                                                 at San Matias, 226
                                                 miles, current
                                                 capacity of 95 MMcf/d

Cuiaba-GasMat     Brazil        50.0%            Bolivia-Brazil border   Natural      May 2002          June 4, 2024
                                                 at San Matias to EPE    gas
                                                 power plant, 175        pipeline
                                                 miles, current
                                                 capacity of 95 MMcf/d


                                      487



                                                                                                            Scheduled
                                  Anticipated                                                           Termination Date
                                    Prisma                                            Date Commercial     of Principal
                                   Ownership        Route Length and                   Operation Was     Transportation
    Business        Location       Interest        Transport Capacity     Business       Initiated          Agreement

Transredes        Bolivia       25.0%            A network of            Natural      May 1997          2003-2019
                                                 pipelines in Bolivia    gas and
                                                 with connections to     liquids
                                                 Brazil, Argentina and   pipeline
                                                 Chile, approximately    network
                                                 1,800 miles of gas
                                                 pipeline, 1,700 miles
                                                 of liquids pipeline

BBPL-GTB          Bolivia       17.0% and        Rio Grande to Mutun,    Natural      July 1999         TCQ 2021
                                12.75% through   approximately 350       gas                            TCX 2021
                                its partial      miles, current          pipeline                       TCO 2041
                                ownership of     capacity of
                                Transredes       approximately 1.1
                                                 bcf/d

BBPL-TBG          Brazil        4.0% and 3%      Corumba to Porto        Natural      July 1999         TCQ 2021
                                through its      Alegre, approximately   gas                            TCX 2021
                                partial          1,600 miles, nominal    pipeline                       TCO 2041
                                ownership of     capacity of 30 MMcm/d
                                Transredes       of gas

Centragas         Colombia      50.0%            Ballena to              Natural      February 24,      February 24, 2011
                                                 Barrancabermeja, 359    gas          1996
                                                 miles, maximum          pipeline
                                                 capacity of 200 MMcf/d

------------------------------------------------------------------------------------------------------------------------

          As indicated above, each of the Natural Gas Services businesses that is expected to be included in Prisma has been completed and has initiated commercial operations.

               (i) SK-Enron Co., Ltd. (SK-Enron). ENE indirectly owns 50% of the outstanding shares of SK-Enron. The other 50% of SK-Enron's outstanding shares are owned by SK, which in 2002 was the third-largest business group, or chaebol, in South Korea. SK-Enron is a holding company for 100% of the outstanding shares of seven privately held CGCs and a cogeneration company in South Korea, as well as leading or controlling stakes in two publicly traded CGCs and an LPG importing and marketing company in South Korea. In addition, each of the two publicly traded CGCs has a subsidiary company that is engaged in the construction of gas facilities and sale of gas equipment. Under its holding company structure, SK-Enron conducts substantially all of its LPG and natural gas delivery operations through its subsidiaries and controlled affiliates and provides primarily shared support services through the holding company.

          SK-Enron's affiliates operate in three businesses: (1) city gas distribution, which represented 52% of SK-Enron's 2002 revenues under Korean GAAP accounting (which consolidates the revenues of all subsidiaries in which the parent company has at least a 30% ownership interest); (2) LPG import and marketing, which represented 47% of SK-Enron's 2002 revenues under Korean GAAP accounting; and (3) cogeneration.

                    (A) City Gas. Each of SK-Enron's nine CGCs is a publicly-regulated utility with an exclusive franchise to engage in the distribution of natural gas (and in one case, a mixture of LPG and air) to retail, commercial, and industrial customers in its respective franchise area, with certain limited exceptions. To this end, each of SK-Enron's CGCs owns distribution pipelines for transporting natural gas from the national trunk pipeline transmission system owned by KOGAS, the national monopoly natural gas wholesaling company, to the CGC's customers. Under the South Korean regulatory structure, CGCs operate on a regulated rate of return basis. The prices at which CGCs purchase gas are set by KOGAS and approved by the South Korean Ministry of Commerce, Industry and Energy, while local regulatory authorities set the tariffs for retail gas distribution. Regulated retail tariffs are designed to include full pass-throughs of fuel, operating, and capital costs plus a regulated rate of return on investment.

                    (B) LPG. SK-Enron's subsidiary, SK Gas, is one of the two leading LPG importing and marketing companies operating in South Korea and supplied approximately 25% of domestic LPG consumption by volume in 2002. Approximately 57% of SK Gas's 2002 revenue was generated through the retail sale of LPG to refineries, industrial customers, and petrochemical companies and through wholesale sales to CGCs and other retailers. The balance of its 2002 revenue was generated through LPG trading activities. SK Gas owns and operates two large LPG receiving terminals and one of the world's largest single underground storage rock caverns.

                    (C) Cogeneration. Iksan Energy owns a 20-MW coal-fired cogeneration facility which serves 32 steam offtakers and supplies power to Korea Electric Power Company, the national power company of South Korea.

                    (D) City Gas Distribution. South Korea currently has a total of 32 CGCs. SK-Enron is the largest gas distribution business in South Korea. The nine CGCs affiliated with SK-Enron supplied approximately 25% of total domestic city gas demand in 2002, providing service to over two million customers. The SK-Enron CGCs provide service to all or a portion of three of the four largest cities in South Korea. The customer mix is split among residential, industrial, and commercial and varies among the individual CGCs. Historically, however, the higher margin residential segment has comprised approximately 50% of total volume. The SK-Enron CGCs purchase all of their supplies of gas from KOGAS as regassified LNG for delivery by pipeline pursuant to long-term contracts. In certain of the jurisdictions in which the SK-Enron CGCs operate, the CGCs are subject to local government regulations that require them to provide gas supply to customers upon request. However, these requirements are subject to a number of broad exceptions, including force majeure, technical difficulty in providing connections and faulty supply facilities. As a result, SK-Enron CGCs are largely exempt from liabilities to customers in their franchise areas for failure to provide service under these circumstances.

                    (E) Industry Overview. South Korean natural gas demand is split between the electricity sector (33% of total volume in 2002) and the city gas sector (67% of


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


total volume in 2002). South Korea currently relies on imported LNG to meet its entire demand for natural gas. Residential customers are the largest consumers of CGC-delivered natural gas, comprising approximately 60% of total volume in 2002. Due to higher gross tariffs applied to residential customers based on a uniform cost of gas, residential customers provide higher profit margins than industrial, commercial, or other customers. The total number of households supplied with natural gas by CGCs has increased from 6.5 million households in 1998 to 9.4 million in 2002 and is forecasted by the Korean City Gas Association to increase to almost 10.6 million by 2004. LPG consumption in 2002 was divided among household and commercial activities (32%), petrochemical and industrial activities (21%), transportation fuels (45%), and city gas (2%). LPG is growing in importance in South Korea as a transportation fuel, the largest sector usage.

                    (F) Shareholder Arrangements. When SK-Enron was formed in 1999, SK and Enron Korea entered into a Shareholders Agreement that defines, among other things, certain rights of first refusal, buy-sell rights, and consent rights to transfer by each shareholder, which by their terms do not apply in connection with upstream transfers such as the transfer of ENE's interests to Prisma. The Shareholders Agreement provides, among other things, that the Board of Directors is split equally between SK and Enron Korea nominees, certain executive positions rotate periodically between SK and Enron Korea nominees, and certain SK-Enron actions require prior board approval. The Shareholders Agreement governs the treatment of certain business activities and opportunities and provides, subject to certain exceptions, that neither shareholder nor its affiliates may pursue any of SK-Enron's primary business activities outside of SK-Enron without the other shareholder's consent. Restrictions also apply to certain other business opportunities.

                    (G) Dividends. Although its organizational documents do not prohibit dividends, SK-Enron's Shareholders Agreement expresses a preference to minimize dividends unless the parties otherwise agree. Historically SK-Enron has reinvested its earnings, and its Board of Directors has not declared any dividends.

                    (H) Shareholder Disputes. In connection with a dispute between SK and Enron Korea over certain matters, including alleged activities resulting in the failure of a proposed sale by Enron Korea of its interests in SK-Enron to close in 2002 and the subsequent abandonment of the transaction by the potential buyer, Enron Korea sent a pre-arbitration notice to SK under the Shareholders Agreement. SK and Enron Korea have not proceeded further with the arbitration process. SK previously obtained an order from a South Korean court permitting SK to place a "preliminary attachment" lien on Enron Korea's shares in SK-Enron to secure certain claims, and although the period for enforcement of the lien has lapsed, there can be no assurance that SK will not again seek to place a lien on Enron Korea's shares in SK-Enron. Refer to Section XIV.I.1.f., "Difficulty Enforcing and Defending Contractual and Legal Rights" for further information. In any event, a lien on Enron Korea's shares of SK-Enron would not affect ENE's ability to transfer its interest in SK-Enron to Prisma.

                    (I) SK Issues. As a result of investigations into certain business activities by the Seoul District Public Prosecutors, accounting irregularities were reportedly discovered in early 2003 at one of SK's affiliates, SK Networks (formerly SK Global), which engages in worldwide trading operations on behalf of members of the SK group.


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As a result of this disclosure, SK Networks has been placed under a bank-supervised workout program, and SK Networks' U.S. subsidiary filed for bankruptcy protection in the U.S. in July 2003. SK Networks' main creditor banks requested that the stronger units of the SK group, including SK, provide financial support to SK Networks. These events were accompanied by reported reductions in bank lines of credit to SK group companies by banks and investment trust companies, and led to a decision by S&P Rating Services to lower its long-term credit rating on SK in May 2003. There can be no assurance that SK will not suffer further deteriorations in its credit rating. In September 2003, the creditors of SK Networks agreed on a debt restructuring scheme for the company which involves, among other things, conversion of a substantial amount of its debt held by SK into equity of SK Networks, which SK Corp. agreed to in October 2003. In addition, news articles have indicated that SK Shipping, another affiliate of SK, may also face financial difficulties due to alleged accounting irregularities. None of the ongoing investigations or debt restructuring involves SK-Enron or Enron Korea, and SK-Enron and its operations have not been significantly affected by these events to date. However, no assurances can be given that the issues surrounding SK will not adversely affect SK-Enron in the future.

                    (J) Associated Debt. SK-Enron has financed, and currently expects to continue to finance, its and its subsidiaries' ongoing operations and any subsequent acquisitions primarily from cash flows. SK Gas incurred a substantial amount of secured term debt in connection with the construction of certain storage and processing facilities, with liens securing that debt equal to approximately 48% of the total book value of the underlying SK Gas assets as of December 31, 2002.

                    (K) Property, Plant and Equipment. Each of the SK-Enron CGCs owns a network of lateral pipelines connecting to KOGAS transmission lines, distribution pipelines, and related facilities for distributing gas to its customers. The SK-Enron CGCs own altogether a total of approximately 5,600 kilometers of pipe. SK Gas owns two LPG receiving terminals that serve as domestic import and distribution hubs and as loading facilities for transferring cargos from large ocean-going ships to smaller coastal trading ships. Iksan Energy owns a coal-fired cogeneration facility, which serves 32 steam offtakers and supplies power to Korea Electric Power Company. SK-Enron and its subsidiaries also own or lease offices for their operations for varying periods.

                    (L) Competition. Although the geographic franchise grants to CGCs are exclusive, some competition exists in certain CGC territories from government-supported local district heating companies. Service areas in which local district heating companies operate are significantly less profitable for SK-Enron CGCs. CGCs provide gas solely for cooking in such areas instead of gas for cooking and heating, but with similar capital investment in distribution. In areas being served by local district heating companies, informal political pressure has occasionally been brought to bear on SK-Enron CGCs to provide cooking gas service at a loss. Although SK-Enron CGCs historically have been able to avoid being required to provide services under these circumstances, no assurance can be given that they will be able to continue to do so. SK-Enron CGCs might therefore be compelled to provide cooking gas services in the future at a loss, which could be material. Refer to Section XIV.I.1.b., "Regulatory Intervention and Political Pressure" for further information.

          LPG is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Historically, the expansion of natural gas into traditional LPG markets has been inhibited by the capital costs required to expand pipeline and retail distribution systems. The LPG import, distribution, and marketing sector has significant barriers to entry, due primarily to the cost of investment in storage.

                    (M) Regulation. South Korea currently relies on imported LNG to meet its entire demand for natural gas. At present, KOGAS controls all importation of LNG. As a general matter, domestic prices for wholesale gas sales to CGCs are set by KOGAS every two months, subject to review and approval by the South Korean Ministry of Commerce, Industry and Energy. Those CGCs that are not connected to the national trunk pipeline system rely on LPG supplied by SK Gas and other LPG wholesalers, which is then vaporized, mixed with air, and delivered to customers.

          The South Korean Ministry of Commerce, Industry and Energy announced a gas industry restructuring plan in 1999 that is designed to result in wholesale and retail market competition, open access distribution systems, and customer choice of gas supplier. Although gas industry restructuring has been delayed, and certain early deadlines have already been missed, this proposal remains the current government plan for gas industry restructuring in South Korea. Transportation of gas is expected to be regulated under an "open access" scheme in which independent gas transporters would have the right to use the existing gas pipeline system upon payment of regulated tariffs, while pipeline system owners, which include the CGCs, would be protected from competition in transportation.

          The South Korean Ministry of Commerce, Industry and Energy regulates the CGCs by regulating the operating costs that are recoverable from their customers and by providing guidelines for "proper margins" between wholesale and retail. These regulations are interpreted and implemented by the respective provincial tariff-setting authorities, which conduct annual tariff reviews for each CGC. The CGCs are generally permitted to pass-through KOGAS charges, which are the largest component of the tariff. Historically, a lack of specificity in the national regulations concerning tariff calculation methodologies has left considerable room for negotiation of rates with the provincial regulatory authorities, and many of these determinations have been very political and heavily negotiated. However, since 2001 the scope for negotiation of rates at the provincial level has been more limited due to the promulgation of more restrictive guidelines for such negotiations by the South Korean Ministry of Commerce, Industry and Energy. Refer to Section XIV.I.1.b., "Regulatory Intervention and Political Pressure" for further information.

          In 2001, South Korea deregulated the LPG marketing and import business. SK Gas operates in the unregulated wholesale LPG market and is not subject to regulated tariffs. SK Gas supplied about 25% of total LPG demand in South Korea in 2002. Iksan Energy sells steam under contract to its offtakers, but electricity sales to Korea Electric Power Company are at the regulated market clearing price.

                    (N) Relations with Affiliates. SK Gas sells a substantial amount of LPG to SK, and SK Gas has historically carried an outstanding receivable of


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approximately $30 million from SK and certain of its affiliates other than
SK-Enron and its subsidiaries. In addition, SK Gas has contracted with SK Shipping, an SK affiliate that reportedly may face financial difficulties, to supply substantially all of SK Gas's long-term LPG shipping capacity needs. If SK Shipping is unable to provide transport services for SK Gas, SK Gas would be required to replace such capacity with shipping contracts with third parties. There can be no assurance that SK Gas would be able to replace any or all of such capacity in a timely manner at rates and on other terms as favorable to SK Gas as its current contracts with SK Shipping.

                    (O) Holding Company Status & Taxation of Dividends. SK-Enron is structured as a holding company to take advantage of recent changes in South Korean law that facilitate the ability of members of a corporate group to pay dividends within the group. Prior to the enactment of these laws, the chaebols avoided holding company structures and dividends to move cash between group companies, loaning cash to related parties instead. However, the specified proportions of dividends received from subsidiaries of a company are now permitted to be excluded from the receiving company's income, subject to certain limitations. Due to certain cross-holdings among its subsidiaries and certain outstanding debt obligations of SK-Enron incurred in connection with acquisition of some of its subsidiaries, SK-Enron currently loses approximately 12% of the available dividend exclusion.

               (ii) Transborder Gas Services, Ltd. (Cuiaba - TBS). Refer to
Section X.A.3.e(i), "Cuiaba Integrated Project" for further information.

               (iii) Vengas, S.A. (Vengas). Vengas is the largest distributor of LPG in Venezuela and has been in operation since 1953. Vengas has approximately 2,000 full-time employees, a substantial majority of whom are unionized. Vengas believes it serves an estimated 40% of the Venezuelan LPG market by volume, mostly through the distribution of Vengas brand LPG directly to approximately
2.2 million customers and through 85 sub-distributors and the remaining through sales of non-Vengas brand LPG through other channels. Vengas's direct customers include a network of approximately 7,500 "rack dealers" that sell LPG in small cylinders to an even greater number of individual customers.

          Vengas's sole supplier of LPG is PdVSA at rates that are regulated by the Ministry of Energy and Mines. PdVSA is Venezuela's sole producer of LPG. Sales by Vengas to its residential customers, which represent approximately 90% of its sales, are also regulated by the Ministry of Energy and Mines. Vengas's costs and sales revenues are all in Venezuelan bolivars. Vengas has no long-term debt.

          Vengas also owns a 99.19% interest in CALIFE, a Venezuelan utility. CALIFE distributes electric power to approximately 50,000 customers in the Venezuelan municipalities of Puerto Cabello and Moron and surrounding areas, with total electricity sales of 336 GWh in 2002. Vengas is seeking an orderly exit from CALIFE and the electricity distribution business because it is non-core to Vengas's LPG business and has historically suffered losses.

          Vengas is 97% owned by ENE through its indirect subsidiary V. Holdings. The remaining 3% of the outstanding shares have been publicly held and traded on the Caracas Stock Exchange since 1993. ENE, through V. Holdings, controls the Board of Directors of Vengas.


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Dividends are approved by Vengas's shareholders on a yearly basis after receipt of audited financial statements prepared in accordance with Venezuelan GAAP. Since Vengas is listed on the Caracas Stock Exchange, it is required by Venezuelan law to declare at least 50% of its net earnings after income taxes and legal reserves as dividends and to pay at least 25% of this amount in cash.
V. Holdings also owns 100% interests in Java and Finven. Finven was created to hold 35% of ENE's 85% indirect interest in SECLP.

          Venezuelan capital markets laws may require a tender offer to be made prior to certain transfers of interest in Venezuelan companies. Vengas has consulted local counsel and does not believe any tender offer requirements will be triggered by the transfer to Prisma and related transfers.

                    (A) Industry Overview. LPG is the main source of heating and cooking fuel in Venezuela. Electric energy and natural gas are potential competitors, but electricity has been more expensive and the natural gas infrastructure is insufficiently developed. These alternatives therefore have not posed a competitive threat to LPG sales. The Venezuelan LPG market is divided into the regulated residential and unregulated commercial and industrial sectors. The LPG market is mature, and LPG consumption has generally correlated with population and economic growth in Venezuela. Vengas estimates that the LPG market had modest sales declines in 2001 and 2002, which are generally attributable to deteriorating economic and political conditions in Venezuela and PdVSA supply disruptions that began in December 2002 and continued through the first quarter of 2003, resulting from national strikes.

          The LPG market in Venezuela has four primary sectors--supply, transport, filling, and distribution. The LPG supply chain begins at one of eight PdVSA-owned supply plants located throughout Venezuela. The LPG is transported from these facilities in specially designed heavy-duty vehicles to the filling plants, where it is stored and distributed to various LPG companies for distribution to end users. The filling plant sector stores LPG received from the PdVSA-owned supply plants and distributes the LPG to the distribution companies that operate in different localities or regions. At present, there are 29 companies, including Vengas, that operate the 74 filling plants throughout the country. The distribution sector transports LPG from the filling plants to the end user. There are 280 distribution companies. In 2002, Vengas believes that it distributed approximately 40% of all LPG in Venezuela and believes that Digas-Tropiven S.A., the second largest Venezuelan LPG distributor, distributed approximately 18% of the LPG sold in the country. Vengas and Digas-Tropiven S.A. are the only distributors that operate on a national basis. The remainder of the market is highly fragmented and commonly served by small to medium-sized family-owned businesses that limit distribution to a specific region or city.

                    (B) Property, Plant and Equipment. Vengas transports LPG from PdVSA's eight LPG processing and refinery plants located throughout Venezuela to Vengas's 25 filling plants using its fleet of 82 hauling trucks. Vengas owns its head offices in Guarenas and 24 out of its 25 filling plants. At the filling plants, Vengas fills its 3.5 million cylinders and its 52 bulk distribution trucks. Full cylinders are loaded onto Vengas's fleet of approximately 460 cylinder distribution trucks for delivery directly to customers, or for the smaller 10 kilogram cylinders, to a network of approximately 7,500 rack dealers. Vengas's bulk distribution trucks are used to transport LPG to fill bulk tanks installed at customer locations. In


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addition, Vengas owns approximately 9,600 storage tanks. Vengas leases 26 of its
38 branch offices and all of its sales offices.

          Until March 2003, Vengas manufactured and repaired all of its cylinders at its cylinder factory. Vengas typically manufactured in excess of 200,000 new cylinders and repaired more than 300,000 cylinders per year. The factory was shut down, however, after Vengas determined that it would be more cost-effective, at least in the short term, to buy rather than manufacture cylinders and to outsource repairs of cylinders. As a result, Vengas is currently purchasing its cylinders and obtaining repair services from a third party that supplies the entire Venezuelan market. If the supplier does not deliver an adequate number or quality of cylinders, Vengas's operations could be adversely affected. Vengas is maintaining its cylinder factory and may reopen it if economic conditions or reliability concerns make it desirable to do so.

                    (C) Customers. Vengas's overall sales by volume declined by 2% in 2001 and by 5.8% in 2002, principally due to deteriorating economic and political conditions in Venezuela and PdVSA supply disruptions that began in December 2002 and continued through the first quarter of 2003. Refer to Section XIV.I.1.c., "Political Instability, Civil Unrest, and Regime Change" for further information on the risks related to political instability, civil unrest and regime change. Those events had a greater effect on commercial and industrial demand, which fell more than residential demand. Approximately 77% of Vengas's 2001 total sales and 80% of Vengas's 2002 total sales of LPG by volume were of Vengas brand LPG to residential customers at regulated rates. Approximately 13% of Vengas's 2001 total sales and 12% of Vengas's 2002 total sales of LPG by volume were of Vengas brand LPG to commercial and industrial bulk customers at non-regulated rates. The remaining 10% of Vengas's 2001 sales and 8% of Vengas's 2002 sales of LPG by volume were attributable to the sale and distribution of non-Vengas brand LPG.

                    (D) Supplier. Vengas purchases LPG on an as-needed basis from PdVSA at the tariff set by the Ministry of Energy and Mines. Vengas does not have any long-term LPG supply agreements with PdVSA. If PdVSA were to fail to supply LPG to Vengas, the only alternative would be to import LPG, which Vengas has never done and may be unable to do. Refer to Section XIV.I.2.c., "Concentration of Customers and Suppliers" for a discussion of the risks created by reliance on a limited number of suppliers.

          Because of the importance of PdVSA to the total Venezuelan economy, and because it is state owned, it is highly impacted by political events. In December 2002, opponents of President Chavez organized a nationwide strike to call for an early referendum on the President's rule. The strikers nearly shut down the country's oil industry, drastically reducing the production of Venezuelan oil and its delivery to internal and external markets. Supply of LPG to Vengas was reduced to less than half. President Chavez declared the strikers' demands unconstitutional and enlisted the help of the military to maintain production. Since coming into office, President Chavez has severed or replaced approximately 17,000 employees, mostly management, of PdVSA's approximately 40,000 total employees. Refer to Section XIV.I.1.c., "Political Instability, Civil Unrest, and Regime Change" for a discussion of the risks presented by political instability, civil unrest, and regime change.


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                    (E)  Regulatory Environment. On October 1, 2000, the
Ministry of Energy and Mines issued three permits to Vengas that authorize Vengas to transport and distribute LPG and manufacture, repair, and maintain LPG cylinders and tanks. These permits were granted with a term of 35 years, renewable for an additional 30 years, but may be revoked under certain extenuating circumstances, including upon the transfer of a permit without proper authorization from the Ministry of Energy and Mines or non-compliance with applicable provisions of law or the terms of the permit itself.

                    (F) Tariffs. The Ministry of Energy and Mines sets both the prices at which PdVSA sells LPG to distributors and the prices at which distributors sell LPG to residential consumers. Prices are not regulated for sales to the commercial and industrial sectors. The Venezuelan government heavily subsidizes the residential sector, often using PdVSA as a vehicle, because LPG represents a basic utility to a large percentage of the Venezuelan population. If this subsidy is discontinued, demand for LPG will likely decrease. The Ministry of Energy and Mines is required by regulation to set tariffs on a quarterly basis to achieve a target gross margin based on the operating costs of the "average" LPG distribution company. Despite this requirement, tariffs were increased by 16% in April 2002 for the first time in approximately 18 months. Effective December 1, 2002, tariffs at which Vengas sells LPG were increased by an additional 22%, and tariffs at which Vengas buys LPG from PdVSA were increased by 2%. Neither of the most recent increases, however, fully reflected accumulated inflation. Due to inflation, Vengas and the national LPG trade association are required frequently to petition the Ministry of Energy and Mines for tariff rate increases. At the same time, the Venezuelan government is under considerable political pressure from low-income constituents not to increase the price of any basic commodity, including LPG, and could likely continue to resist tariff increases. The Venezuelan government could potentially take other measures, such as establishing LPG cooperatives to compete with private LPG distributors or deregulating LPG tariffs. Because the regulatory mechanism has been inconsistently applied, Vengas is subject to price risk and no assurance can be given that the Ministry of Energy and Mines will provide for adequate margins. Refer to Sections XIV.I.1.a., "International Economic Slowdown" and XIV.I.1.b., "Regulatory Intervention and Political Pressure" for further information about the risks related to political and regulatory pressures on energy costs and tariffs.

                    (G) New Foreign Exchange Control Regime. In February 2003, the Venezuelan government announced the enactment of a foreign exchange control regime that restricts the convertibility and repatriation of foreign exchange and sets specified bolivar/dollar exchange rates. The specified exchange rates can be changed by the agency in charge of the regime and were changed in June 2003. All sales and purchases of foreign currency are required to be made through the Venezuelan central bank or a pre-approved commercial bank. In addition, private parties are required to sell any foreign currency they hold in certain cases. Vengas does not believe it fits into any of the categories that would require it to sell any foreign exchange it holds. While the framework of the new regime has been created, the government has not issued regulations required to implement the new laws. As a result, only a limited amount of currency has been exchanged under the new regime. If the specified exchange rate is further changed or if the exchange rate is allowed to float, Vengas may suffer exchange rate losses if it is unable to convert any excess bolivars it holds for some period and the bolivar devalues against the U.S. dollar during the period of inconvertibility. Vengas has not been


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approved to exchange currency under the new regime. In June 2003 it was required to use offshore dollar reserves to pay dividends. In August 2003, the Venezuelan government began offering dollar denominated sovereign debt that may be purchased with bolivars at the official exchange rate. Vengas has begun making purchases of such Venezuelan sovereign debt and has traded such debt purchased to date in the secondary market for dollars. This method of exchanging bolivars for U.S. dollars causes Vengas to incur broker and related payments and also exposes Vengas to the additional risk that the value of the Venezuelan debt in the secondary market at the time of sale will be less than its purchase price. Refer to Sections XIV.I.1.c., "Political Instability, Civil Unrest, and Regime Change" for further information about the risks related to currency devaluations and exchange controls.

                    (H) Inflation and Devaluation Impacts on Venezuelan Tax Liability. Vengas's accounts are required to be adjusted for inflation under Venezuelan GAAP and Venezuelan tax laws. These adjustments and revaluations have a direct impact on the amount of Venezuelan income taxes paid. In general, the values of Vengas's non-monetary assets (i.e., physical plant and equipment), liabilities, and equity accounts are adjusted on its balance sheet by the rate of inflation and the resulting increase or decrease is required to be reflected as income or loss, respectively, on Vengas's income statement. Both of these impacts can cause sizeable variations in the reported Venezuelan GAAP results on a year-to-year basis, the amount of Venezuelan taxes owed and dividends even while cash flow to the company remains stable.

               (iv) Accroven, S.R.L. (Accroven). ENE owns an indirect 49.25% equity interest in Accroven, a Barbados company. Through its Venezuelan branch, Accroven owns and operates a fee-based NGL extraction, fractionation, storage, and refrigeration project. The other owners of Accroven are Williams International Venezuela Limited with a 49.25% interest and Tecnoconsult S.A. with a 1.5% interest.

          The project commenced commercial operations in July 2001 and consists of facilities located in San Joaquin, Santa Barbara, and Jose, Venezuela. The San Joaquin and Santa Barbara facilities are NGL extraction plants with a combined total processing capacity of 800 MMcf/d (representing approximately 17% of Venezuela's total gas processing capacity). The Jose facilities consist of one NGL fractionation plant with a total processing capacity of 50 MBb1/d (representing approximately 18% of Venezuela's total NGL processing capacity), one propane compression refrigeration facility, two refrigerated storage tanks, and one pressurized storage sphere. The facilities are located on property owned by PdVSA Gas and leased to Accroven pursuant to servitude agreements that terminate in July 2021.

                    (A) Members' Agreement. Accroven is governed by a board of up to six managers. Each of Accroven's members is a party to a Members' Agreement under which EIV, an affiliate of ENE, and Williams International Venezuela Limited each appoints three managers.

          The Members' Agreement contains preferential purchase rights, change-of-control provisions, and certain limitations on a member's transfer of its interest in Accroven. The Members' Agreement provides for dividend distributions on a quarterly basis or as frequently as possible (if less than quarterly) of all funds other than any legal solvency


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requirements, reserves required by Accroven's creditors, or reserves determined as reasonably necessary by its managers.

                    (B) Customer. Accroven's sole customer is PdVSA Gas, which purchases extraction and fractionation services and storage and refrigeration services from Accroven under two 20-year services agreements terminating in July 2021 and governed by Venezuelan law. PdVSA Gas's obligations under the services agreements are guaranteed by PdVSA. All hydrocarbons processed by Accroven pursuant to the services agreements are supplied by and belong exclusively to PdVSA Gas. Refer to Sections XIV.I.1.c., "Political Instability, Civil Unrest, and Regime Change" and XIV.I.2.c., "Concentration of Customers and Suppliers" for further information about the risks related to reliance on a limited number of customers.

          The tariffs under the services agreements are primarily denominated and paid in U.S. dollars. They are intended to allow recovery of and to provide a return on Accroven's capital cost investment and to cover O&M expenses incurred. PdVSA Gas is obligated to make tariff payments under the services agreements as long as the relevant facilities are available unless there is a force majeure event. PdVSA Gas had been current in all payments under the services agreements until December 2002, when almost 17,000 of the 40,000 employees at PdVSA and PdVSA Gas were severed when they went on strike to protest policies of the Venezuelan government. On other occasions since the strike, PdVSA Gas has been delinquent in its payments for short periods of time because of administrative problems. Presently, PdVSA Gas is current in its payments. Refer to Section XIV.I.1.c., "Political Instability, Civil Unrest, and Regime Change" for further information.

          Under the services agreements, PdVSA Gas is further obligated to supply fuel and other standard utilities, such as water and electricity, to Accroven. PdVSA Gas automatically deducts the charge for electricity from its monthly payments to Accroven. Since November 2001, Accroven has disputed the amount and method by which PdVSA Gas has calculated the electricity charge. Accroven is working to resolve this issue with PdVSA Gas. A failure to reach a resolution could have a material adverse effect on Accroven.

          As required by the services agreements, ENE has posted bonds in favor of PdVSA in the aggregate amount of $32.5 million. Prisma may be required to replace these bonds, which may need to be cash collateralized.

          The services agreements may be terminated due to an event of default or a force majeure event. Depending upon the cause of termination, PdVSA Gas may acquire the project facilities or all of the equity interest in Accroven or Accroven may decommission the facilities or sell them to PdVSA Gas. The amount that would be received in payment for any such sale would vary depending on the cause of termination.

                    (C) Associated Debt. The total cost of the project as of June 30, 2003 was $438.8 million and was financed by $200 million in loans from OPIC, which mature in May 2016, $132.3 million in loans from Eximbank, which mature in June 2013, and member equity contributions totaling $106.5 million. The OPIC facility is divided into two tranches and has been fully drawn. Tranche 1 was drawn for $90 million with a fixed interest


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rate of 6.60% and Tranche 2 was drawn for $110 million with a fixed interest rate of 6.99%. The OPIC spread for each tranche is 2%. This will increase to 2.5% for each tranche when the project reaches its completion date (as defined in the loan documents). As of June 30, 2003, approximately $175.3 million remained outstanding. Only $132.3 million of the $134,885,288 Eximbank facility was drawn. The Eximbank facility carries a fixed interest rate of 7.22%. As of June 30, 2003, approximately $119.1 million in principal was outstanding.

          The OPIC and Eximbank credit facilities are secured by a lien, governed by New York law, on Accroven's contracts and accounts, a mortgage, governed by Venezuelan law, on the project facilities, and a pledge of the quotas in Accroven held by its members. The credit facilities impose a number of contractual restrictions, including, among others, restrictions on transfers of interest in Accroven and the payment of dividends.

          ENE's bankruptcy and the failure by the ENE-affiliated contractors to achieve completion of the project under the loan documents led to defaults under the OPIC and Eximbank credit facilities. In June 2003, Accroven executed agreements with its lenders to obtain waivers of such defaults and to specify revised criteria that must be satisfied to achieve completion of the project (as defined in the loan documents), an event that must occur before dividends can be paid.

          In February 2003, the Venezuelan government announced the enactment of a foreign exchange control regime that restricts the convertibility and repatriation of foreign exchange and sets specified bolivar/dollar exchange rates. Because Accroven is a Barbados company whose revenues are primarily in dollars paid to its accounts in New York, Accroven does not expect to be significantly affected by the new foreign exchange control regime. Refer to
Section X.A.3.c(iii)(G)., "New Foreign Exchange Control Regime" for further information on this regime.

               (v)  GasOriente Boliviano Ltda. (Cuiaba - GasBol). Refer to
Section X.A.3.e(i), "Cuiaba Integrated Project" for further information.

               (vi) GasOcidente do Mato Grosso Ltda. (Cuiaba - GasMat). Refer to
Section X.A.3.e(i), "Cuiaba Integrated Project" for further information.

               (vii) Transredes - Transporte de Hidrocarburos S.A. (TRSA) and the Bolivia-to-Brazil Pipeline (BBPL). TRSA provides domestic and export hydrocarbons transport and associated activities in Bolivia through its ownership and operation of approximately 1,800 miles of gas pipelines and approximately 1,700 miles of liquids (crude oil, LPG, NGLs, and diesel) pipelines. ENE owns an indirect 25% equity interest in TRSA through ownership of a 50% equity interest in TRH. TRSA owns 51% of GTB, which owns the Bolivian portion of the BBPL, and performs site operations and various other contracted services to GTB. TRSA owns 12% of TBG, which owns the Brazilian portion of the BBPL.

          TRSA holds four 40-year concessions granted by the Bolivian government that permit TRSA to provide non-exclusive hydrocarbons transportation services for the domestic and export natural gas and liquids markets. TRSA has firm and interruptible transport contracts for service on each of the four concessions. The firm contracts all provide for ship-or-pay


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charges equal to approximately 97% of the total charge. The charges for the regulated interruptible tariff are the same as those for the firm tariff, but the interruptible tariff is paid on a usage basis.

          TRH was created by ENE and Shell to acquire a 50% interest in TRSA in May 1997 in a closed-bid auction held by YPFB, the Bolivian state-owned oil and gas company. The winning bid, representing an investment commitment of $263.5 million, gave TRH a 50% ownership interest in TRSA, together with management control. Of the remaining 50% equity interest in TRSA, approximately 34% is held almost equally between two Bolivian pension funds, 9.66% is held by an affiliate of GECC, and the balance is held by other investors. TRH nominates four of TRSA's seven board seats. The Bolivian pension funds currently nominate three seats between them. TRSA is listed on the Bolivian Stock Exchange under the symbol TRD1U.

                    (A) Industry Overview. Much of Bolivia's major natural gas discoveries have come since 1998; however, only a small portion of these discoveries have been developed due to limited markets. Brazil is Bolivia's only current major export market, but even in Brazil export growth has slowed because of economic and other conditions in Brazil affecting the development and dispatch of thermoelectric power generation plants.

          In the spring of 2003, a consortium led by Petrobras completed construction of Transierra, a natural gas pipeline that extends from the gas fields in southern Bolivia to Rio Grande. This line roughly parallels a pipeline owned by TRSA. At the present time the combination of the two pipelines provides the industry with a surplus of capacity. Petrobras has recently requested the Gas Supply Agreement between Petrobras and YPFB be renegotiated in an effort to reduce the price and the minimum take or pay quantities of gas Petrobras must purchase. If Petrobras is successful in reducing the quantities of gas it must purchase, there will be mid-term imbalance between the transportation capacity purchased by the producers and the amount of gas purchased under the Gas Supply Agreement. Although TRSA has firm, long-term contracts with its customers, the excess contracted capacity may result in efforts by some or all of the producers to reduce their capacity on either TRSA's pipelines or the Transierra pipeline. Other than the TRSA pipelines and the Transierra line, there are no other significant pipeline systems in Bolivia.

          In connection with the Shell Settlement, affiliates of ENE and Shell entered into a Voting Agreement on September 26, 2003, to govern the ownership and control of TRH. Under the Shareholder Agreement the parties agree that all actions of TRH shall be made by mutual consent of such affiliates of ENE and Shell. Additionally, each shareholder is granted a right of first refusal to acquire the other shareholder's ownership interest in TRH if said party or its affiliate seeks to sell or otherwise transfer its interest in TRH to a third party. Each shareholder also has a right of first refusal to purchase the ownership interest held by the other shareholder if such shareholder or its affiliate experiences a change of control.

          With respect to TRSA, in general, all decisions involving commitments in excess of $250,000 are reviewed by ENE and Shell and both parties must agree on the guidance that they will give the senior management team of TRSA with respect to feasibility and desirability of the recommendation. ENE has the contractual right to appoint the secretary of the board and


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


the President of TRSA, and Shell has the right to appoint the chairman of the board and the Chief Financial Officer. Other officers are appointed as mutually agreed by ENE and Shell.

                    (B) Associated Debt. As part of the acquisition from YPFB of the 50% interest in TRSA, TRSA was required to assume outstanding indebtedness owed by YPFB. As of December 31, 2002, this debt totaled approximately $111.3 million in eight different tranches with varying payment schedules and maturities ranging from December 31, 2004 to June 30, 2032. In June and September 2001, TRSA issued bonds in an aggregate principal amount of $155 million. Twenty million dollars of the bonds mature on each of July 3, 2004, June 8, 2005, June 3, 2006, and May 29, 2007, and $75 million mature on August 6, 2009.

          TRSA is seeking to obtain IDB/CAF financing in 2003. If obtained, this financing is intended to be used to fund capital expenditures. Two multilateral agencies recently agreed to participate in a $220 million facility with TRSA. TRSA expects to close this facility in the fourth quarter of 2003. TRSA's failure to obtain this financing could result in delays of planned capital expenditures or limit TRSA's ability to pay dividends for the foreseeable future.

                    (C) Customers. TRSA's gas pipeline network has a total capacity of approximately 690 MMcf/d. For 2003, TRSA has firm contracts totaling 639 MMcf/d. TRSA's transportation of liquids is largely associated with the production of natural gas and the customer base is very similar. The chart below lists TRSA's gas transportation customers and firm gas contract volumes from 2002 through 2007.

                    Firm Gas Contract Volumes as of July 2002

                                     MMcm/d

               (To obtain MMcf/d multiply figures below by 35.315)

                                  --------- ---------- --------- --------- --------- ---------
                                    2002      2003       2004      2005      2006      2007
                                  --------- ---------- --------- --------- --------- ---------
Gas Firm Contract by Customer
                                  --------- ---------- --------- --------- --------- ---------
Chaco                                 3.1       3.1        3.1       3.1       3.1       2.6
                                  --------- ---------- --------- --------- --------- ---------
Andina Maxus                          3.6       3.9        3.0       3.0       3.0       3.0
                                  --------- ---------- --------- --------- --------- ---------
Pecom                                 1.0       1.1        1.1       1.2       1.2       1.2
                                  --------- ---------- --------- --------- --------- ---------
BG                                    3.5       2.1        2.1       1.5       1.5       1.5
                                  --------- ---------- --------- --------- --------- ---------
Vintage                               0.6       0.8        0.4       0.0       0.0       0.0
                                  --------- ---------- --------- --------- --------- ---------
TBS                                   1.1       1.1        1.1       1.1       1.1       1.1
                                  --------- ---------- --------- --------- --------- ---------
Petrobras                             3.0       6.0        6.0       6.0       6.0       6.0
                                   --------- ---------- --------- --------- --------- ---------
Total Gas System                     15.9      18.1       16.8      15.9      15.9      15.4
                                  --------- ---------- --------- --------- --------- ---------

          An important source of revenue for TRSA results from the obligation of Petrobras to pay TRSA surcharges mandated by the Bolivian government regulations for volumes contracted by Petrobras and transported through its Transierra pipeline. These revenues are projected by TRSA to be approximately $9.9 million in 2003, $15.5 million in 2004, and $20.6 million in each of the years 2005-2021. These revenues may not be realized if Petrobras refuses to pay the surcharge or may only be partly realized if Petrobras pays the surcharge on throughput volumes rather than volumes as contracted.


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


                    (D) Regulatory Environment. TRSA's gas and liquids transportation businesses are regulated public services in Bolivia and are governed by a number of laws, regulations, and administrative resolutions. Among these regulations are the 1996 Hydrocarbons Law No. 1689, Bolivia's Sector Regulation System Law No. 1600 and the Transportation Regulations for the Transportation of Hydrocarbons via Pipelines, Supreme Decree No. 26116. The administration of these laws and regulations is the responsibility of the Government and the Superintendent of Hydrocarbons of Bolivia's Sector Regulation System, who must approve the terms and conditions of any transportation agreements between TRSA and the producers/shippers.

          Under the terms and conditions of the capitalization agreements under which TRSA obtained the pipeline system from YPFB, the Bolivian government required that the cost of transportation services during a four-year transition period from 1997 to 2001 be held at an artificially low level. The purpose of this subsidized, postage rate tariff (that is, a tariff independent of the distance the product is transported) was to encourage gas exploration and production and to allow participants in the energy markets in Bolivia to gradually make adjustments in anticipation of an economically based tariff.

          TRSA was permitted to recognize as an asset, earning interest at 7% per annum in a "deferred account" an amount of deferred revenues resulting from the difference between the four-year transition period tariffs and the return permitted under the Transportation Regulations. The transition period ended May 16, 2001, and thereafter TRSA was allowed to capitalize the accumulated balance in the deferred account as a normal return-generating asset, and annually expense as amortization a portion of that amount through the post-transition period tariffs. As of December 31, 2002, the deferred account balance was $141.9 million. The deferred account surcharge is applied to all volumes, export and domestic, including volumes shipped by third parties.

          TRSA receives domestic surcharges on all export shipments of gas transported in Bolivia regardless of whether the gas is transported on TRSA's system or by third parties. A new regulation would be required to extend the domestic surcharge beyond the date in 2006 when it is scheduled to expire. Failure to extend the subsidy would adversely affect TRSA's revenues by approximately $16 million per year and would impact the ability of TRSA to pay expected dividends.

                    (E) Tariffs. The 1996 Hydrocarbons Law requires that all tariffs provide the lowest transportation cost to the shippers while providing the transporter with a reasonable rate of return on equity. The price of transportation services in Bolivia for each of the four concessions is calculated using a "cash flow" methodology. Rate cases occur every four years under Bolivian law, and the next rate case filing for TRSA will be in May 2005. Agreement on a tariff requires agreement on anticipated future returns. Under this structure, TRSA recovers its capital expenditures, its cost of capital, the amortization of the deferred account, operating costs and a reasonable rate of return (currently targeted at 12.5%) plus inflation (U.S.) on equity, which totals approximately 14.9% currently. The regulations, however, provide for a deemed 60/40 debt-to-equity structure for the purposes of calculating the return on equity. TRSA's debt-to-equity as of year end 2002 is approximately 42/58.

          The 1996 Hydrocarbons Law and related Supreme Decree No. 26116 also provide for a re-adjustment to the tariffs if (i) at any time actual volumes are 8% lower or higher (cumulatively) than projected rate case volumes; (ii) there is any change in tax legislation or (iii) there is a significant change, in either direction, in the investment made by TRSA. Refer to Section XIV.I.1.b., "Regulatory Intervention and Political Pressure" for further information about the risks related to tariff-setting.

                    (F) Environmental Matters. TRSA signed an agreement with the government to reach compliance with Bolivian government environmental manifestos by May 2004. TRSA agreed to meet 189 specific environmental requirements and as of June 2003 TRSA had completed 159. Twenty of the outstanding requirements arose before the pipeline assets were transferred to TRSA and are subject to a specific agreement with the government signed on July 10, 2001.

          TRSA prepares an environmental impact assessment study and submits it for approval from the government, which is required for any new infrastructure project, including expansions. TRSA has completed and has received environmental licenses for 27 projects since 1997.

          The hydrocarbon transport industry has inherent risks of leaks and spills. In January 2000 a TRSA pipeline suffered a major oil spill that resulted in approximately $50 million of clean-up and remediation costs to TRSA. TRSA has filed claims with its insurers to recover its losses from the oil spill.

                    (G) Gas Transboliviano S.A. (GTB). GTB owns and operates the approximately 350-mile Bolivian portion of the BBPL, which is a regulated pipeline that transports natural gas from Rio Grande, Bolivia, to Mutun, Bolivia, at the Brazilian border, where it interconnects to TBG, the Brazilian portion of the BBPL. GTB relies on a single customer, YPFB, as the source of nearly all of its revenues under its current long-term contracts for firm capacity and gas transportation services. The YPFB contracts account for 1.062 bcf/d of the approximately 1.1 bcf/d of capacity currently available on the GTB pipeline. Refer to Section XIV.I.2.c., "Concentration of Customers and Suppliers" for further information. All tariff charges associated with the gas shipped by GTB under its transportation agreements with YPFB are paid for directly by Petrobras, the Brazilian state-owned oil and gas company, under direct payment agreements with GTB. GTB's contracts with Petrobras and YPFB are "ship-or-pay" contracts that require Petrobras to pay substantially all of the amounts due under the contracts as capacity payments regardless of whether YPFB actually ships gas through the pipeline. Petrobras and YPFB have preferred treatment on the GTB pipeline relative to other shippers. GTB's pipeline presently is flowing at approximately 50% of capacity.

          Excluding its 12.75% indirect interest owned through TRSA, ENE owns a 17% equity interest in GTB. TRSA owns 51% of GTB's equity and provides operation, maintenance, and administrative services to GTB under a 20-year agreement. Of the remaining equity, an affiliate of Shell owns a 17% interest, an affiliate of Petrobras owns an 11% interest, an affiliate of British Gas owns a 2% interest, and an affiliate of El Paso owns a 2% interest. GTB is managed by a board of directors consisting of five members, comprised of two TRSA nominees, one ENE nominee, one Shell nominee, and one director nominated by majority vote of Petrobras and the other shareholders. Certain major decisions, including the incurrence of debt in excess of $10 million, changes to the dividend or tax policy, and amendments to the bylaws, require the approval of shareholders holding 86% of the shares of GTB, thus giving Petrobras and the other shareholders voting together a veto over such decisions.

          In connection with the Shell Settlement, certain affiliates of ENE and Shell entered into a Pipeline Voting Agreement to address ENE's and Shell's respective ownership interests in GTB. The parties agreed to vote their respective equity interests in GTB such that no approval relating to any of the following matters would be given by either party unless both parties agreed on:
(i) certain expenditures in excess of $250,000, (ii) transfers of all or a substantial part of GTB's assets, (iii) any amendment to GTB's organizational documents, (iv) any decision to incur indebtedness in excess of $250,000 in the aggregate, (v) any appointment, removal, elimination, creation or modification of all senior manager's positions, (vi) any decision appointing or removing GTB's auditors, and (vii) any other material transaction relating to GTB. Refer to Section X.A.3.e(i), "Cuiaba Integrated Project" for further information about the Shell Settlement.

          As of June 30, 2003, GTB's pipeline and compression facilities cost approximately $600 million to construct. GTB financed this construction with funds from Petrobras, GTB's shareholders, third parties, and cash from operations. Petrobras provided the majority of the funds used to construct the GTB pipeline system by making advances in exchange for the reservation of firm capacity in the pipeline and has a lien on certain GTB pipeline assets as security for the advances. As of June 30, 2003, GTB's total outstanding indebtedness was approximately $557 million. Historically, GTB has not paid dividends to its shareholders. Any future dividends are subject to restrictive covenants in GTB's mezzanine financing; in addition, dividends cannot be paid until outstanding development cost advances of approximately $22 million, which includes accrued interest as of June 30, 2003, have been repaid to GTB's shareholders.

          Petrobras has claims of approximately $17.7 million against GTB relating to alleged shortfalls in gas tendered by GTB, non-compliance with provisions in the gas transportation agreements and related matters. These claims are the subject of ongoing negotiation between GTB and Petrobras and as of June 30, 2003, GTB had reserved $5.8 million for these claims.

          GTB and Petrobras entered into an agreement in September 2001 under which Petrobras agreed to repay GTB for costs incurred by GTB for installing 35,000 hp of additional compression on the GTB pipeline. As of June 30, 2003, approximately $33.7 million was payable to GTB under that agreement, which is scheduled to be repaid monthly with interest over a period of 10 years. In addition, as of June 2006, another approximately $15.7 million is anticipated to become due and payable to GTB under that agreement, which would be repaid monthly by Petrobras to GTB with interest over a period of 10 years.

                    (H)  Transportadora Brasileira Gasoduto Bolivia-Brasil S.A.
(TBG). TBG owns and operates the approximately 1,600-mile Brazilian portion of the BBPL, which is a regulated pipeline that transports natural gas from an interconnection with the GTB pipeline at the Bolivian border to southeastern Brazil. As of the first quarter of 2003, Petrobras accounted for over 98% of TBG's volume and British Gas accounted for the remaining 2% of TBG's volume. TBG's contracts with Petrobras are U.S. dollar based "ship-or-pay" contracts that require Petrobras to pay substantially all of the amounts due under the contracts as capacity payments regardless of whether Petrobras actually ships any amounts of gas through TBG's pipeline. Because TBG's contracts are denominated in U.S. dollars but payable in Brazilian reais, significant devaluation of the Brazilian real against the U.S. dollar in 1999 and 2002 has made it more expensive for Petrobras to use TBG's transportation capacity.

          Excluding its indirect 3% interest owned through TRSA, ENE owns a 4% equity interest in TBG. Petrobras indirectly owns 51% of TBG's equity and the balance of the equity is held by affiliates of TRSA (12%) and Shell (4%) and by a joint venture between TotalFina, British Gas, and El Paso (29%). Petrobras's position as both the controlling shareholder and the most significant customer of TBG creates an inherent conflict that may disadvantage TBG and its other shareholders. Petrobras and the joint venture owned by TotalFina, British Gas, and El Paso have the ability to direct the management of TBG, to control the election of a majority of its directors, and to determine the outcome of any matter put to a vote of TBG shareholders that does not require supermajority approval. TBG is managed by a board of directors consisting of six members, five of whom are to be nominated by a majority vote of such parties, and the remaining director is to be nominated by a majority vote of ENE, Shell, and TRSA. In connection with the Shell Settlement, certain affiliates of Shell and ENE entered into a Pipeline Voting Agreement to address ENE's and Shell's respective ownership interests in TBG. The parties agreed to vote their respective equity interests in TBG such that no approval relating to any of the following matters would be given by either party unless both parties agreed on:
(i) certain expenditures in excess of $250,000, (ii) transfers of all or a substantial part of TBG's assets, (iii) any amendment to TBG's organizational documents, (iv) any decision to incur indebtedness in excess of $250,000 in the aggregate, (v) any appointment, removal, elimination, creation or modification of all senior management positions, (vi) any decision appointing or removing TBG's auditors, and (vii) any other material transaction relating to TBG. Refer to Section X.A.3.e(i)., "Cuiaba Integrated Project" for further information about the Shell Settlement.

          Pursuant to a shareholders' agreement, each shareholder has a right of first refusal if any shareholder decides to sell some or all of its TBG shares to a third party.

               (viii) Centragas - Transportadora de Gas de la Region Central de Enron Development & Cia., S.C.A. (Centragas). ENE, together with Ponderosa, indirectly owns a 50% equity interest in Centragas. Tomen Corporation and Promigas each owns a 25% equity interest in Centragas. EDC, an affiliate of ENE, is the general partner of Centragas. Centragas owns and operates the 359-mile Ballena - Barrancabermeja natural gas pipeline in Colombia pursuant to a Transportation Services Contract that expires in February 2011. Centragas originally entered into the Transportation Services Contract with Ecopetrol, the state-owned oil company of Colombia. In 1998, Ecopetrol assigned the contract to Ecogas, a state-owned gas transportation company, but Ecopetrol has not been released by Centragas from its obligations under the contract. Under the Transportation Services Contract, Centragas transports gas exclusively for Ecogas. Centragas does not sell or market natural gas, and tariffs under the Transportation Services Contract are not subject to governmental regulations relating to the transportation of natural gas. Upon the expiration of the Transportation Services Contract in

February 2011, Ecogas will have the option to purchase the pipeline from Centragas for approximately $2.2 million. The pipeline is operated by Promigas, and EIDS, an affiliate of ENE, has a Technical Services Agreement with Centragas that matches the term of the Transportation Services Contract.

          The project was financed by a private placement of $172 million of 10.65% Senior Secured Notes Due 2010 issued by Centragas pursuant to an indenture and equity contributions by ENE affiliate partners of $45 million. Following a June 1, 2003 payment, the outstanding principal balance on the notes was $97,662,438. The notes are secured by the pipeline and substantially all of Centragas's other assets.

          The indenture permits Centragas to make loans to its partners and their affiliates under certain conditions. Such loans have been made to affiliates of ENE (of which $39,904,010 remained outstanding as of June 30, 2003). Through an escrow arrangement, these loans are repaid from the proceeds of dividends payable to the ENE affiliate partners. As a result, the ENE affiliate partners will not be able to receive any cash dividends, to the extent declared and paid, until the outstanding loans to ENE affiliates are repaid in full, which is not expected to occur until 2012 when the project is scheduled to be liquidated. Until Prisma is able to meet the requirements to obtain additional partner loans from Centragas, the only source of cash to Prisma from the project prior to liquidation will be the fees under the Technical Services Agreement.

          d.   Power Distribution

               (i) Elektro Eletricidade e Servicos S.A. (Elektro). Elektro is a Brazilian LDC operating in the states of Sao Paulo and Mato Grosso do Sul, Brazil. Elektro's concession area covers 223 municipalities in the state of Sao Paulo, and 5 municipalities in the state of Mato Grosso do Sul, encompassing approximately 56,000 miles of distribution lines. As of June 30, 2003, Elektro had approximately 2,200 employees.

          Pursuant to a national power sector privatization program, Elektro was created by a spin-off of the Companhia Energetica de Sao Paulo power distribution division in January 1998. Companhia Energetica de Sao Paulo was previously a state-owned integrated energy company providing power generation, transmission, and distribution in Sao Paulo. In a series of transactions in 1998 and 1999, ENE and its affiliates acquired a 99.62% economic interest and a 99.96% voting interest in Elektro. Three Brazilian limited liability companies, EPC Ltda., EIE, and ETB, which are indirectly controlled by ENE and its affiliates, including Whitewing LP, hold 99.62% of Elektro's capital stock. Whitewing LP indirectly owns 46.49% of Elektro's voting shares and 24.09% of the economic interests through its ownership interest in the owner of EPC and EIE. There is no shareholders' agreement among these parties.

          It is anticipated that Elektro will continue its primary strategy of cost leadership and the strengthening of its brand with a focus on customer service and high standards in power dependability and quality. Furthermore, Elektro's management team has taken a leadership role in industry discussions with governmental authorities regarding the development of the Brazilian energy regulatory framework.

                    (A) Industry Overview. Despite the economic difficulties facing the country since the early 1980s, according to the Brazilian Ministry of Mines and Energy, overall electricity consumption in Brazil grew from 151 TWh in 1985 to 226 TWh in 1994, equivalent to a 4.6% CAGR. In the period following the real stabilization plan (1994 - 2000), electric consumption grew at a 5.3% CAGR, reaching 307 TWh in 2000. During this period, the fastest growing market segments in Brazil were the residential segment with a CAGR of 6.9% and the commercial segment with a CAGR of 8.7% according to the Ministry of Mines and Energy.

          Privatization efforts in the Brazilian power industry began in the distribution sector. Currently, approximately 75% of the total energy market and approximately two-thirds of the 70 distribution companies in Brazil are owned by private investors. Privatization auctions occurred between 1995 and 2000, and a total of approximately $27 billion was invested in the distribution sector by major players including ENE and AES; EDP - Electricidade de Portugal, Endesa, and Iberdrola (Spain); EDF - Electricite de France; and VBC (Brazil).

          Hydroelectric power constitutes approximately 90% of Brazil's total installed capacity. Abnormally low rainfall, lack of investments in generation facilities, and depletion of water reserves led the Brazilian government to impose a severe energy rationing program from June 2001 through February 2002. Brazil's electricity consumption was reduced by 16.5% during this period. This shortage in supply led to increased efforts to develop thermal energy plants, although such development slowed in 2003 as hydroelectric resources returned to more normal levels. Even after the removal of rationing restrictions, consumption, according to the Ministry of Mines and Energy, grew only 2.5% in 2002 compared to an average of 5.3% over the prior six years. According to the Ministry of Mines and Energy, the growth in electric consumption in Brazil over the next five years is expected to be approximately 6% per year and in the southeastern region 5.6% per year.

          Since 2001 several LDCs have faced severe losses and deteriorating financial conditions as a result of the rationing impacts, reduced electrical consumption, delay of uncontrollable costs tariff pass-through, and foreign exchange devaluation impacts related to U.S. dollar denominated debt. The Brazilian government's electricity rationing program implemented from June 2001 to February 2002 negatively impacted Elektro's revenues by R$219.2 million ($92.7 million). Furthermore, the delay of the pass-through of 2001 uncontrollable costs to Elektro tariffs caused Elektro additional losses of R$58.9 million ($24.8 million). Another prolonged electrical energy crisis could trigger another federal rationing plan, have adverse effects on the Brazilian economy, and lead to a downturn in the level of economic activity, all of which could adversely affect Elektro's operating results and financial condition.

                    (B) Concession Agreement. Elektro holds a 30-year renewable Concession Agreement, the first term of which expires in 2028, which provides exclusive distribution rights within the concession area. Elektro may seek an extension of the Concession Agreement for an equal term of 30 years by submitting a written request accompanied by proof of compliance with various fiscal and social obligations required by law. Extension of the Concession Agreement by ANEEL is discretionary and based on technical reports by the agency regarding the dependability and quality of service rendered by Elektro in the primary term of the concession. Elektro's Concession Agreement and federal law allow for termination of the concession in the following situations: (i) expiration of the contractual term; (ii) expropriation for the public good (which requires payment to Elektro by the Brazilian federal government); (iii) forfeiture (by failure of concessionaire to honor concession obligations); (iv) rescission by concessionaire (in event that the federal government does not honor its obligations); (v) annulment arising from irregularity associated with granting of the concession; and (vi) bankruptcy or dissolution of Elektro. The federal government also has the authority to intervene in the administration of the concession if Elektro fails to comply with its obligations under the concession.

          As part of the approval by ANEEL of a restructuring in December 1998 of ENE's interests in Elektro through a reverse merger transaction, the Concession Agreement was amended pursuant to the First Amendment to the Concession Agreement to include an annual capitalization test to measure the impact of the merger on Elektro. The financial impact of the merger is computed based on the inflows (tax and dividend savings) and outflows (interest and principal paid) generated by the merger. If the net result is positive, the balance is carried forward to the next year. If it is negative, Elektro's controlling shareholder EPC Ltda. has to recapitalize Elektro in an amount equivalent to the negative balance computed. As of June 30, 2003, $314 million of Elektro's intercompany debt due in December 2008 has to be considered in the financial flow computation of the capitalization test as interest and principal are paid. Depending on the results of the annual capitalization test, Elektro may have an impaired ability to pay interest and principal on its inter-company loans.

                    (C) Share Redemption Transaction. On January 3, 2001, Elektro's shareholders approved a share redemption transaction pursuant to which the shareholders would receive payments of R$676 million in quarterly installments from 2001 to 2005. As of June 30, 2003, payments to shareholders totaled $72.1 million (R$158.2 million) with an outstanding balance of $146.9 million (R$518.8 million). ANEEL notified Elektro on February 3, 2003 that the share redemption transaction should have been pre-approved by the agency and ruled that (1) the transaction should be reversed and (2) the shareholders should reimburse Elektro for the $72 million already received. On February 18, 2003, Elektro filed an appeal, which is still pending. If Elektro's majority shareholders are ultimately required to reimburse Elektro, they would have to seek the necessary funding from Prisma or otherwise adequately recapitalize Elektro.

          On March 14, 2003, Elektro submitted a proposal to ANEEL to amend the original share redemption transaction to (1) maintain the original payment schedule (R$1.2 million outstanding) to the minority shareholders; (2) to include the past and future payments to controlling shareholders of $218 million (R$673.7 million) in the capitalization test computation set forth in the First Amendment to the Concession Agreement; and (3) to limit the future payments to the controlling shareholders by the positive balance of the capitalization test financial flow. If ANEEL accepts Elektro's proposal, Elektro currently believes that its financial flow balance would be enough to offset the reimbursement of the payments already made to the controlling shareholders through September 2001. Elektro's estimates indicate that if ANEEL accepts the proposal the remaining payments to the controlling shareholders would occur from 2005 through 2012. As of June 30, 2003, ANEEL has neither responded to Elektro's proposal, nor confirmed its request to reverse the transaction.

          In addition, on March 14, 2003, the Comissao de Valores Mobiliarios, the Brazilian securities commission, sent a notification to Elektro, challenging the legal grounds for the share redemption transaction. Elektro filed a response to the commission on March 27, 2003. In July 2003, Elektro was informed by its external counsel that the commission has initiated an administrative appeal process. Subsequently Elektro sent a letter to Comissao de Valores Mobiliarios attaching its appeal previously filed with ANEEL on February 18, 2003. As of August 5, 2003, Elektro has not received any reply from the commission.

                    (D) Regulatory Environment. The Brazilian electricity sector is subject to regulation by ANEEL. ANEEL is an independent agency funded through contributions in the tariffs with its board of directors selected by the Brazilian President and approved by the Senate.

          As a Brazilian publicly-held company with stock registered on the Sao Paulo Stock Exchange, Elektro also has to comply with disclosure requirements of the Comissao de Valores Mobiliarios, including filing quarterly and annual financial statements and forms describing the company's corporate governance.

          In December 2001, Brazilian governmental authorities and the LDCs agreed to an extraordinary tariff increase of approximately 5% to recover the rationing impacts on revenues and the delay of the pass-through of 2001 uncontrollable costs (Parcel A) to tariffs. To provide near-term relief, it was agreed that Brazilian National Bank for Economic and Social Development would finance 90% of such losses.

          ANEEL adopted resolutions in November 2000 providing that the LDCs are responsible for expanding and improving the transmission grid of Companhia de Transmissao de Energia Eletrica Paulista S.A., the state-owned transmission company of Sao Paulo. Controversies have arisen as to whether the LDCs should pay connection charges to fund the transmission company, which would be passed through to tariffs, or invest directly in the transmission grid with their own resources. If Elektro is required to invest directly, such investment may exceed $50 million from 2003 to 2007 and reimbursement of such amount is contingent on the investment being deemed a reimbursable expense in Elektro's next annual tariff review and subsequent tariff adjustments.

                    (E) New Power Sector Model. On July 25, 2003, the Conselho Nacional de Politica Energetica - CNPE (Energy Policy National Council) announced proposed guidelines for the reform of the Brazilian power sector model. Members of the energy sector now have the opportunity to review and provide comments to the proposed guidelines. The main principles contained in the draft guidelines are that there must be: (i) a public service oriented electrical energy sector, (ii) government planning of generation and transmission expansion, and (iii) 100% contract commitments for all LDC power requirements with CNPE oversight. Additionally, the guidelines provide that there will be two markets for contracting power. The first market will be a regulated tariff pool for LDCs, generation public utilities, and the independent power generators if they elect to participate. The second market will include free customers and independent power generators with freely negotiated prices. Under the draft guidelines, each consumer with demands higher than 3MW will have to notify its LDC at least 5 years in advance to be allowed to purchase power from third parties. The government intends to start implementation of these guidelines in January 2004. This new arrangement is still subject to further discussions, changes in the existing regulatory and legal framework and congressional approval.

                    (F) Tariffs. Tariffs for distribution companies are periodically reset and reviewed by ANEEL. Elektro's tariffs were reset in August 2003, the fifth anniversary of the Concession Agreement, and will be reset every four years thereafter. ANEEL's proposed tariff review methodology includes in the rate base all of Elektro's assets at market replacement cost and adopts a model distribution company as the benchmark for operational costs. Members of the industry are still discussing with ANEEL the model company concept and its adverse effects on operational cost, labor relations, and financial obligations. Any asset base evaluations (provided by ANEEL-certified consultants) used in the tariff review methodology are subject to subsequent ANEEL audit and revision. If the outcome of the tariff review is not favorable, Elektro might need to restructure terms of its intercompany loans by (i) rescheduling maturity dates of interest and principal, (ii) reducing the coupon rate, or (iii) converting debt into equity.

          Under Elektro's Concession Agreement, tariffs are adjusted on August 27 of each year based on Elektro's unit cost per kWh at the time of the last adjustment based on actual increases in Elektro's non-controllable costs per unit and for inflation commensurate with its controllable costs per unit since that time. Effective with the next adjustment, an "X" factor will reduce the inflation adjustment every year between reset dates to share efficiency and productivity gains with customers. Such non-controllable costs are monitored throughout the year through a tracking account and include, among others, power purchase costs (with foreign exchange adjustments in respect of the Itaipu contract discussed below), RGR (a reserve fund created by the Brazilian government to compensate companies for certain assets if the concession has been revoked), CCC (a fuel cost surcharge levied on all consumers), and certain sales taxes. In August 2002, Elektro received a tariff increase of 14.21%, which was consistent with Elektro's expectations and with increases received by other LDCs in the sector. In addition to these specific adjustments, Elektro's tariffs may be reviewed at any time to restore the "financial and economic equilibrium" of the Concession Agreement. Refer to Section XIV.I.1.b., "Regulatory Intervention and Political Pressure" for further information about the risks of regulatory intervention.

                    (G) 2003 Tariff Review. On August 27, 2003, ANEEL released Elektro's tariff increase of 27.93%, of which 20.25% became immediately effective. The remaining portion will be added to the controllable costs in the three subsequent annual tariff adjustments starting in 2004. The preliminary "X" factor is 2.38%. The methodology for determining the final "X" factor is not yet available. It will be annually adjusted based on LDC performance as determined through a customer survey. ANEEL has indicated that the annual adjustment also may capture productivity gains caused by market growth.

                    (H) Market. The majority of Elektro's regulated customer base is comprised of commercial and small and mid-sized industrial customers and higher-margin residential customers. Based on 2002 revenues, Elektro's regulated customers were 36% industrial, 35% residential, 14% commercial, 10% public/government, and 5% rural. Over the past seven years Elektro has experienced a 4.4% average annual growth rate in its customer base. Additionally, energy consumption in Elektro's concession area grew between 2.7% and 7.5% in


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


each of the past seven years with the exception of 2001 when the energy rationing program was in place. The rationing program from June 2001 to February 2002 reduced energy consumption by 20.8% in the Elektro concession area compared to the June 2000 to February 2001 period. Elektro's operating results fluctuate based on the overall level of economic activity in Brazil and the disposable income level of consumers. Elektro has electricity sales contracts with each of its large customers with terms ranging from two to five years.

          Customers in Elektro's service territory with demand higher than 3 MW have the option, after the expiration of their current contracts, to buy power from other LDCs, directly from a generator, or from an energy marketing company. The distribution service and the connection to the LDC system will continue to be contracted with the LDC, which would charge a regulated distribution tariff. However, there can be no assurance that ANEEL will set this tariff at a level that is satisfactory to Elektro. To mitigate the risk of Elektro's customers choosing to purchase power from other suppliers, Elektro's shareholders have established a marketing company that can enter into pure commodity contracts with these customers. There can be no assurances that the marketing company will be successful in capturing all profitable commodity customers that elect to unbundle their energy purchases, and Elektro's operating results may be negatively impacted accordingly. The loss of these customers may reduce Elektro's ability to recover the rationing revenue losses and uncontrollable costs within the 59-month maximum recovery period imposed by ANEEL for the 5% extraordinary tariff increase because this customer group pays an unbundled distribution tariff which does not include the extraordinary tariff increase. Elektro projections indicate that while the rationing revenue losses could be recovered within the 59 month recovery period, the uncontrollable costs may not be fully recovered within this period. Based upon a legal opinion provided by outside counsel, Elektro believes that the recovery period for the uncontrollable costs can be extended beyond the ANEEL-imposed 59 month recovery period. This issue is under discussion between the Brazilian LDC association, ABRADEE, and ANEEL.

                    (I) Brazilian Wholesale Market. The Brazilian Wholesale Market, which represented approximately 5% of Elektro's revenues during 2001 and 2002, is responsible for settling the contractual differences in the Brazilian power market. Due to the lack of clear regulations and a series of injunctions filed by several market agents, no payments were made from September 2000 to December 2002. Fifty percent of the outstanding receivables were due to be paid in January 2003, with the expectation of receiving $19.4 million (R$68.6 million). Due to late and partial payments, Elektro collected payments in January, February, and March totaling $17.1 million (R$61.0 million). Payment of an additional $1.4 million (R$5.0 million) has been blocked by an injunction. After the conclusion of an independent federal audit of the accounting, calculation process and amounts involved, settlement of the remaining 50% of receivables occurred in July 2003. Elektro effectively collected $13.6 million (R$40.4 million) in July and $7.4 million (R$21.9 million) has been blocked by injunctions. As a result, the total past due outstanding balance to Elektro is $2.4 million (R$7.0 million).

                    (J) Power Supply. Currently, almost 100% of Elektro's energy requirements are supplied by long-term contracts. Twenty-one percent is purchased from the large Itaipu hydroelectric generation facility, and most of the remainder is purchased under contracts with affiliates of each of Companhia Energetica de Sao Paulo (CESP), Duke, and AES.

Under these contracts, Elektro was required to buy a take-or-pay volume of approximately 80% of forecasted demand in 2002. The take-or-pay volume declines 25% per year beginning in January 2003 and the contracts terminate at the end of 2005. These contracts are currently priced at $16/MWh (R$56/MWh) on average. Prices are denominated in local currency and adjusted annually by inflation.

          Itaipu's tariff is priced on demand, indexed to the U.S. dollar, and tied to the capital and operating costs of Itaipu. After prolonged negotiations with ANEEL, the foreign exchange risk inherent in this contract is now mitigated because the power purchase costs paid to Itaipu are passed through to the customers through a tracking account mechanism. Although the tracking mechanism mitigates foreign exchange risk of the dollar denominated contract, it does not provide full risk coverage, as the tracking account is computed on a monthly basis, but is only applied once a year in the yearly tariff adjustment. Therefore, a significant devaluation of the real might increase working capital requirements between two consecutive annual tariff adjustments dates. Refer to
Section XIV.I.1.d., "Devaluations of Foreign Currencies" for further information about the risks of currency devaluations. In 2002 Elektro contracted 434 MW of capacity with Itaipu at a rate of $20.1988/kW-month. For 2003 the rate is $17.55/kW-month, equivalent to $30/MWh (R$106/MWh). On April 4, 2003, a new regulation (Portaria Interministerial 116) postponed pass-through of the tracking account values related to the 2002-2003 period until the 2004 tariff adjustment. A loan from the Brazilian National Bank for Economic and Social Development to advance such amounts to the LDCs has been established by means of Presidential Provisional Measure No. 127, effective August 4, 2003. Such measure has been approved by the Brazilian congress and should be made into law by the end of 2003. Elektro should receive from BNDES R$91.4 million (US$31 million), which is the balance as of August 27, 2003, that has been approved by ANEEL. The disbursements are expected to occur as follows: (i) 50% in November 2003; (ii) 30% in February 2004; and (iii) 20% in May 2004.

          Since January 2003 LDCs have been required to contract at least 95% of their power needs through long-term contracts (more than 6 months) and buy their power needs through ANEEL-regulated auctions. A decree issued on July 8, 2003, allowed LDCs to amend their contracts with public service generators, until December 31, 2004, to purchase additional power limited to the original contracted volumes at the current prevailing prices. Elektro's current estimates indicate that Elektro is fully contracted for 2003. For 2004, Elektro covered its needs through an amendment of the CESP contract (295 MW), which was approved by ANEEL, and as of June 30, 2003 estimated that it will need to enter into contracts through auctions to buy 800 MW for 2005. Although Elektro will seek to obtain full pass-through to tariffs of the energy costs purchased at auctions, ANEEL may not include the auction contracts in the tracking account mechanism, which would not allow Elektro to recover eventual intra-year cost increases originated by such contracts and would negatively affect its operating results.

                    (K) Dividends Policy. Elektro's Bylaws provide for yearly payment of a minimum dividend equal to 25% of its net profit, which is the minimum annual dividend a corporation is obligated to pay under the Brazilian corporate law. The last year for which Elektro had a net profit under Brazilian GAAP and was able to pay dividends was 1998.

                    (L) Debt Overview. Elektro's consolidated indebtedness as of June 30, 2003 totaled $843 million, of which 59% was composed of U.S.-dollar-denominated


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


intercompany obligations. Seventy-four percent of Elektro's third-party debt is U.S.-dollar denominated and must be repaid from 2007 through 2012. Elektro expects its subsidiary Terraco Investment Ltd. to extend the maturity of its $179 million non-interest bearing loan payable EDF that currently matures in 2004. As the bulk of Elektro's foreign exchange exposure is not hedged and Elektro's revenues are real-based, devaluation of the real and continued currency volatility would negatively impact Elektro's future earnings and cash flow, and could also hurt its ability to meet foreign currency interest and principal debt obligations.

          The following table shows consolidated debt as of June 30, 2003 for Elektro, Terraco Investment Ltd., EPC Ltda., EIE, and ETB.

                                US GAAP ELEKTRO CONSOLIDATED DEBT STRUCTURE

    As of June 30, 2003 (principal plus accrued interest to date)           $ Million - FX Rate @2.8720
----------------- ------------ ------------- ------------- ------------ ------------ ------------ -----------
                   Maturity      Interest     Principal     Interest    Short Term    Long Term     Total
                                   Rate                      Payment
-----------------
Third Party Debt
Debt in R$
BNDES Capex       Jun 2003 to  TJLP+3.2%-3.85% Monthly     Monthly(1)          5.6         14.5         20.1
                  Nov 2006
Eletrobras        Mar 2007 to  RGR+5%          Monthly     Monthly             0.3          2.1          2.4
Financing         Oct 2007
Debenture BNDES   May 2005     IGPDI+11.4%     Bullet      Annually            0.1          6.6          6.7
Rationing/Parcel  Jan 2007     SELIC+1.0%      Monthly     Monthly            14.2         44.6         58.8
A Financing
Shares
Redemption        June 2005    -               Quarterly   None                0.2          0.2          0.4
(minority
shareholders)

Debt in $         Dec 2012     4.15%           Semi-annual Semi-annual        12.9        244.8        257.7
ETB/BCI (2)                                    (3)

Subtotal                                                                      33.3        312.8        346.1

Intercompany
Debt
Debt in US$
EBPH-IV           Dec 2008     15%             Bullet      Quarterly           -          314.1        314.1
EDF               Dec 2004     0%              Quarterly   None               27.5        151.6        179.1
Other             -            -               -           -                   -            3.3          3.3
Sub-total                                                                     27.5        469.0        496.5

Total                                                                         60.8        781.8        842.6
(1)  Quarterly during grace period.
(2)  On December 31, 2002, Elektro, ETB and ENE Enron concluded negotiations with BCI to restructure this fixed rate note issued by ETB. The restructuring reduced interest expenses by $51 million on a present value basis and extended final maturity from December 2007 to December 2012.
     Under US GAAP, the resulting effective interest rate is 4.15%
(3)  Starting in December 2007

TJLP:  Long term interest rate   RGR:  Correction index defined by Eletrobras.  It has been kept flat since 1999.
IGPDI: Inflation rate            SELIC:  Basic interest rate                 CDI:  Interbank interest rate

          Under Elektro's $32 million Brazilian National Bank for Economic and Social Development credit facility used to fund its capital expenditures, it must maintain a capitalization ratio (shareholders' equity to total assets) above 40% during the amortization period of the loan. Because estimates indicate that Elektro will not be in compliance with this financial covenant, Elektro is attempting to renegotiate this covenant and is also seeking to resume drawdowns that were suspended following the filing of ENE's Chapter 11 Case. As a result of ENE's chapter 11 filing, Elektro had to cancel an $80 million local debenture placement in 2001, and all commercial banks called back any unused credit facilities ($37 million). The lack of a clear regulatory framework in Brazil, including the absence of an agreed methodology for the required periodic tariff review, the recent drop in electrical energy demand caused by the rationing program in 2001, and the high volatility and 52% foreign exchange devaluation recorded in 2002 have caused the financial markets to delay or reduce financings to most LDCs. Despite Elektro's current efforts to restore its credit facilities, there can be no assurances that Elektro will be able to raise new funding or refinance its current debt.

                    (M) Government Financing Program to LDCs. On September 16, 2003, the Brazilian National Bank for Economic and Social Development and the Ministry of Mines and Energy announced a R$3.0 billion (US$1 billion) financing program aimed at enhancing the LDC's capital structure. The program is available for both private and state-owned LDCs. Initial program eligibility requirements are: (i) renegotiation of at least 30% of short-term private bank loans; (ii) commitment of the LDC's controlling shareholders to convert all intercompany credits into equity; and (iii) meeting certain corporate governance standards set by the Sao Paulo Stock Exchange. The financing will be provided through the issuance of 10-year convertible debentures with a 4-year grace period. Elektro is currently assessing how it might participate in this program.

          e. Power Generation. The table below identifies the power plants included in Power Generation and several of their key features.

                          Power Generation Power Plants


                                                                                    Percent Generating
                                                                                    Capacity Contracted
                                                                                       and Scheduled
                              Expected                                  Date         Termination Date
                              Prisma                                 Commercial       Under Principal
                              Ownership   Generating               Operation Was      Power Purchase
    Business       Location    Interest    Capacity    Fuel Type     Initiated          Agreements
Cuiaba - EPE      Brazil      50.0%       480 MW      Natural Gas  May 2002        100% until May 2019

Trakya            Turkey      50.0%       478 MW      Natural Gas  June 1999       100% until June 2019

PQP               Guatemala   37.5%       234 MW      Fuel Oil     February 1993   47% until February
                                                                   (110 MW) July   2013
                                                                   2000 (124 MW)


                                      514



                                                                                    Percent Generating
                                                                                    Capacity Contracted
                                                                                       and Scheduled
                              Expected                                  Date         Termination Date
                              Prisma                                 Commercial       Under Principal
                              Ownership   Generating               Operation Was      Power Purchase
    Business       Location    Interest    Capacity    Fuel Type     Initiated          Agreements

BLM               Panama      51.0%       280 MW      Fuel Oil     1967 (40 MW)    Elektra - 30% until
                                                                   1971 (40 MW)    December 2003
                                                                   1973 (40 MW)    Edemet - 48% until
                                                                   2000 (160 MW    December 2004
                                                                   combined        Elektra - 29% from
                                                                   cycle)          January 2005 until
                                                                                   December 2008

SPC               Philippines 50.0%       116 MW      Fuel Oil     February 1994   100% until February
                                                                                   2009

ENS               Poland      100.0%      116 MW      Natural      June 2000       100% electrical
                                          electrical  Gas                          until June 2020 85%
                                          70 MW                                    to 90% thermal until
                                          thermal                                  June 2020

SECLP             Dominican   84.1%       184 MW      Fuel Oil     August 1994     92% until January
                  Republic                                                         2015

EEC               Nicaragua   35.0%       70.5 MW     Fuel Oil     September 1999  71% until September
                                                                                   2014

GMSA              Argentina   100.0%      70 MW       Natural      March 1995      Arcor - 9% until
                                                      Gas and                      July 2004 (six power
                                                      Diesel Fuel                  purchase agreements)
                                                                                   CEMSA - 40% until
                                                                                   July 2005

MEC               Guam        50.0%       88 MW       Fuel Oil     January 1999    100% until January
                                                                                   2019
---------------------------------------------------------------------------------------------------------

          As indicated in the table above, each of the plants that Prisma expects to be a part of its business has been completed and has initiated commercial operations. Refer to the project-specific sections below for more detailed descriptions of each of the Cuiaba Project, Trakya, PQP, BLM, SPC and the Other Power Generation Businesses.

               (i) Cuiaba Integrated Project. The Cuiaba Project consists of four companies that on an integrated basis operate a power plant in Brazil and purchase natural gas in Bolivia or Argentina and transport it to Brazil for use as fuel in the generation of electrical energy at the power plant. EPE is a power generation company that operates an approximately 480-MW gas-fired, combined-cycle power plant located in Cuiaba, Mato Grosso, Brazil. GasBol is a gas transportation company that operates an approximately 226-mile 18-inch gas pipeline in Bolivia to transport natural gas from the Bolivian portion of the BBPL to the pipeline interconnection at the Bolivia-Brazil border. GasMat is a gas transportation company that operates an approximately 175-mile 18-inch gas pipeline in Brazil, which is interconnected to the GasBol pipeline at the Bolivia-Brazil border, to transport natural gas from the border to the EPE power plant. TBS is a gas supply company that purchases natural gas from Bolivian or

Argentinean sources, arranges for transportation of the gas, including through GasBol and GasMat, and sells the gas to EPE. The Cuiaba Project sells all of the capacity of and energy produced by EPE to Furnas, one of Brazil's federally owned electricity generation companies.

                    (A) Shell Settlement Agreements. As of September 26, 2003, following the closing of the Shell Settlement and the equity transfers contemplated therein, Shell owns, through its affiliates, a 50% interest in each of EPE, GasMat, TBS, and GasBol. Several disputes arose between ENE and Shell relating to the development, construction, and operation of the Cuiaba Project and the management and governance of EPE, GasMat, GasBol, and TBS. Affiliates of ENE and Shell entered into a Definitive Agreement in June 2003 to resolve these disputes, and the Bankruptcy Court approved the Shell Settlement on August 7, 2003. The parties closed the transactions contemplated by the Shell Settlement on September 26, 2003.

          The original projected aggregate capital cost of the Cuiaba Project was approximately $505 million. As a result of significant delays and cost overruns incurred by the construction contractor, an affiliate of ENE, the actual aggregate capital cost of the Cuiaba Project was approximately $740 million. To settle disputes related to these cost overruns, which were funded in part by Shell, various ENE affiliates transferred equity interests in each of EPE, GasMat, and TBS to affiliates of Shell in accordance with the terms and conditions of the Shell Settlement.

          In connection with the Shell Settlement, certain affiliates of Shell and certain affiliates of ENE entered into a Master Voting Agreement to address the management and governance of the Cuiaba Project as well as ENE's and Shell's respective ownership interests in the BBPL and TRSA. The parties agreed to vote their respective equity interests together through the implementation of a supervisory board whose affirmative vote is necessary to approve certain substantial transactions of any Cuiaba Project company, including (i) certain expenditures in excess of $250,000, (ii) a transfer of all or a substantial part of the assets of any Cuiaba Project company, (iii) any amendment to the organizational documents of any Cuiaba Project company, (iv) any decision to incur indebtedness (except if for less than $250,000 in the aggregate), (v) the appointment, removal, elimination, creation or modification of all senior managers' positions, (vi) any decision appointing or removing the auditors of any Cuiaba Project company, and (vii) any other material transaction relating to the Cuiaba Project companies. The failure of the parties to agree on actions required for the operation of the Cuiaba Project could result in a deadlock that could have a material impact on the revenues and expenses of the Cuiaba Project.

          Pursuant to the terms and conditions of the Shell Settlement, the revised organizational documents of each of the Cuiaba Project companies contain standard provisions relating to purchase rights triggered by a prospective change of control. In addition, the revised organizational documents provide for certain rights of first refusal and drag-along rights. For as long as a direct or indirect controlling equity holder of a Cuiaba Project company is not creditworthy, each other equity holder has drag-along rights with respect to the equity of a Cuiaba Project company held by the non-creditworthy equity holder. However, the exercise of such drag-along rights by a selling equity holder triggers the non-creditworthy equity holder's right of first refusal with respect to the equity of a Cuiaba Project company held by the selling equity holder. If an equity holder is required to sell its equity in a Cuiaba Project company, whether pursuant to a drag-along right or right of first refusal, then any debt associated with the selling equity holder's interests is required to be transferred to the purchaser of the equity to the extent that the selling equity holder controls the holder of the associated debt.

          In accordance with the terms and conditions of the Shell Settlement, Shell transferred to affiliates of ENE an aggregate amount equal to $15.5 million. Approximately $4 million was used to provide a mezzanine loan to GTB. In connection with the Shell Settlement, certain affiliates of ENE and Shell released and discharged each other and each of the Cuiaba Project companies, and each of their respective agents and affiliates, from all claims with respect to the Cuiaba Project, subject to a limited indemnity, that arise out of acts or omissions occurring on or prior to the closing date of the Shell Settlement, including unasserted claims, with certain exceptions.

                    (B) Intercompany Debt. The Cuiaba Project does not have any third-party financing. However, EPE, GasMat, and GasBol borrowed an aggregate of approximately $475 million from affiliates of ENE and Shell during the period from October 1998 to October 2001 to finance construction. Pursuant to credit restructuring agreements among each of EPE, GasMat, and GasBol, on the one hand, and their respective ENE and Shell affiliate lenders, on the other hand, which were entered into as part of the Shell Settlement, each borrower will only be obligated to make payments on its loans from its cash flow that would otherwise be available after expenses, taxes, and reserves are paid. EPE is exposed to market risks, including changes in currency exchange rates between the Brazilian real and the U.S. dollar. EPE attempts to mitigate some of the negative impact of changes in exchange rates through various hedging mechanisms and treasury policies.

                    (C) Dividend and Distribution Policy. Except for TBS, none of the Cuiaba Project companies have distributed dividends and no distribution of dividends by EPE, GasMat, or GasBol is expected in the foreseeable future. Available cash is expected to be used solely for the repayment of ENE and Shell affiliate loans after certain reserves are funded. TBS distributed dividends from its 2001 and 2002 earnings and expects to distribute to its shareholders future available cash after reserve accounts are funded.

          ENE expects to transfer its equity interests in its affiliates that made loans to EPE, GasMat, and GasBol to Prisma. However, the loans to EPE and GasMat were made by ENHBV, and there is a risk that ENE will not be able to transfer ENHBV to Prisma. Refer to Section X.A.2., "Risk Factors" for further information. If ENHBV is not transferred to Prisma, Prisma will not benefit from approximately $271 million in loans payable by EPE and GasMat.

                    (D) Plant and Equipment. EPE employees operate the power plant and provide operation and routine maintenance services. The combustion turbine generators used in the plant were two of the first model V84.3A turbines produced by Siemens. The Siemens turbines have experienced significant problems, including mechanical and technological problems with tiles in the combustion chamber and with premature failure of critical parts. Refer to Section XIV.I.2.a., "Uninsured Plant and Equipment Failures" for further information about the risks related to equipment failures.

          The turbines were initially commissioned on diesel fuel prior to the completion of the two gas pipelines that transport natural gas to EPE. In connection with the changeover of the power plant to natural gas, one of EPE's two combustion turbines suffered a catastrophic failure and had to be repaired at a cost of approximately $22 million. EPE's insurers have resisted payment of EPE's claim for this loss. EPE does not have a long-term contract for major maintenance and periodic overhauls of its combustion and steam turbine generators; instead, the Cuiaba Project currently contracts for major maintenance services on a per-overhaul basis. EPE is negotiating a long-term major maintenance service agreement with Siemens, but if an agreement is not reached, EPE may not be able to obtain major maintenance services at the necessary times or for appropriate prices, and in either case the Cuiaba Project's profitability may be negatively impacted.

          The catastrophic failure of EPE's Siemens turbine in August 2001 has impacted EPE's ability to secure adequate, affordable insurance coverage. EPE's insurance premiums have increased significantly since mid-2001, and the deductible amount under EPE's policies for property damage has increased significantly.

          GasMat's and GasBol's pipelines each run through environmentally sensitive parts of Brazil and Bolivia. Several environmental groups and non-governmental organizations carefully watch the Cuiaba Project's pipeline operations, and have in the past alleged violations of environmental, health and safety laws and policies, and GasMat and GasBol must respond to these allegations. In addition, affiliates of ENE and Shell have agreed to contribute up to $20 million over a 15-year period to the Chiquitano Forest Conservation Project in Bolivia. Pursuant to the terms of the Shell Settlement, TBS will provide the funds to pay the Chiquitano Project obligations of both the ENE and Shell affiliates.

                    (E) Furnas PPA. EPE relies on a single customer, Furnas, to purchase all of the capacity and associated energy of the power plant. The PPA between Furnas and EPE has a 21-year term ending in 2019 and provides the sole source of revenues for the Cuiaba Project. The obligations of Furnas under the PPA are guaranteed by Eletrobras, the Brazilian state-owned electric company. If Furnas fails to fulfill its contractual obligations, the Cuiaba Project's financial results will be materially adversely affected, as the Cuiaba Project would likely be unable to find another customer for EPE with similar pricing. Refer to Section XIV.I.2.c., "Concentration of Customers and Suppliers" for further information about the risks of relying on a limited number of customers.

          Pursuant to the PPA, EPE has committed to sell its entire capacity and associated energy to Furnas in exchange for a monthly payment in reais from Furnas based on the guaranteed available capacity and the delivered energy. If Furnas requests that EPE be dispatched above the guaranteed capacity, Furnas must pay an increased capacity component. The PPA provides for three tariff adjustment mechanisms: (1) an annual adjustment to the tariff for Brazilian inflation, (2) an adjustment for the gas-related components of the tariff if there is a cumulative devaluation or appreciation of the Brazilian real against the U.S. dollar of 5% or more, and (3) an adjustment to the tariffs based on an economic-financial disequilibrium of the PPA. In accordance with the tariff adjustment provisions, EPE has made five requests to Furnas since May 2001 to adjust the power sales price for economic-financial disequilibrium, but Furnas has failed to respond to EPE's requests. Additionally, EPE and Furnas have not agreed on the


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basis for the inflation adjustment to the tariff. However, the gas-related component of the tariff adjustment is working according to the terms of the PPA. If Furnas continues to refuse to fully adjust the price of capacity and power sales under the PPA, EPE may have to pursue arbitration proceedings to enforce its contractual rights.

          Rationing and conservation programs in Brazil during 2001 and 2002 resulted in significant reductions in electricity demand. High rainfall levels during the 2002 rainy season led to the end of mandatory rationing in February 2002, and there is still a current surplus of electric capacity in Brazil. Because the PPA has a significant U.S. dollar basis and is designed to allow a return on a U.S. dollar investment, the substantial devaluation of the Brazilian real against the U.S. dollar in 1999 and 2002 increased the cost of the Cuiaba Project's electric power to Furnas relative to Furnas's other contracts or sources that are not U.S. dollar-based. Furnas must generally pay capacity payments under the PPA whether or not the power plant is dispatched. These capacity payments comprise approximately 96% of the revenues under the PPA. The combination of these factors may create an incentive for Furnas to seek to renegotiate or otherwise not perform its payment obligations under the agreement. In a speech in March 2003, the president of Eletrobras criticized the role of free markets in the Brazilian power sector and stated that most power contracts would remain unchanged, except for extreme cases in which Eletrobras will pursue renegotiations. If EPE were forced to renegotiate a new contract to sell its power in the current market, the sales price would likely be significantly lower than the current contractual price. Refer to Section XIV.I.1.c., "Political Instability, Civil Unrest, and Regime Change" for further information.

          Furnas has the contractual right to terminate the PPA for various reasons, including default, bankruptcy of EPE, dissolution of Furnas, or a force majeure event that lasts for more than 12 consecutive months. Upon a termination of the agreement, Furnas has certain rights and obligations to purchase EPE and the associated electric transmission systems up to the delivery points. At the end of the term of the PPA, Furnas has the right to purchase the EPE facilities at a nominal purchase price calculated based on the tariff in effect during the final year of the PPA term. The parties may adjust the purchase price for additional capital improvements to the plant and related depreciation. If Furnas terminates the PPA due to a default by EPE, Furnas has the right to purchase the EPE facilities for an amount equal to the lesser of (i) a price based on 80% of the present value of the guaranteed capacity payments remaining in the term of the agreement and (ii) the determined market value of the EPE facilities. If EPE terminates the PPA due to a default by Furnas or Eletrobras, EPE has the right to require Furnas to purchase the EPE facilities for an amount equal to the greater of (i) a price based on 100% of the present value of the guaranteed capacity payments remaining in the term of the agreement and (ii) the determined market value of the EPE facilities.

               (ii) Trakya Elektrik Uretim Ve Ticaret Anonim Sirketi (Trakya). ENE, together with Whitewing LP, owns an indirect 50% interest in Trakya. Of that interest, Whitewing LP owns a 21.87% non-voting interest in Trakya. Trakya owns and operates a combined cycle gas turbine power plant with a nominal capacity of 478 MW located on the northern coast of the Sea of Marmara near Istanbul, Turkey. The other equity participants in the project are Midlands with a 31% interest, Wing International, Ltd. with a 9% interest, and Gama with an aggregate 10% interest. Trakya sells all of the plant's capacity and energy to the state-owned TETAS under an Energy Sales Agreement.


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          The plant consists of two combustion turbine generators designed to run on natural gas or distillate fuel oil, two heat recovery system generators, and one steam turbine generator. The plant commenced commercial operations in June 1999. During 2002, the plant suffered a three-month outage to allow for repairs to the steam turbine rotor, which had been damaged due to excessive vibration. Refer to Section XIV.I.2.a., "Uninsured Plant and Equipment Failures" for further information about the risks related to equipment failures.

          The plant was built and is owned and operated pursuant to an Implementation Contract between Trakya and the Ministry of Energy. The Implementation Contract has an initial term ending in June 2019, which may be extended if certain conditions are satisfied. There is no guarantee that the conditions for extension will be satisfied or that the contract will be extended. Upon expiration of the Implementation Contract, the plant will be transferred to the Turkish Ministry of Energy free of charge.

          Turkey adopted the 2001 Electricity Market Law, which was intended to introduce a free market for the generation, transmission, trading, and distribution of electricity in Turkey. The law also created an independent regulatory body, the Energy Market Regulation Agency, to oversee the energy and natural gas markets in Turkey. In August 2002, the Energy Market Regulation Agency issued a regulation that requires private power generators, including Trakya, to apply for a generation license by June 2003 and to pay an annual license fee. Trakya has applied for this license, but there is no assurance that the license applied for will be granted. While the new regulation does not specifically reject or amend existing private power generation contracts, including the Implementation Contract and the Energy Sales Agreement, it also does not explicitly grant an exemption to existing operators or provide that existing contractual rights prevail in the event of any conflict. Refer to
Section XIV.I.1.b., "Regulatory Intervention and Political Pressure" for general information about the risks related to regulatory intervention. Trakya sought to have the Turkish administration court set aside the regulation on the basis that it does not protect the vested rights of Trakya by filing a lawsuit and a request for injunctive relief. Trakya's request for injunctive relief has been denied, along with its appeal of the denial. The case on the merits of the lawsuit is still pending.

          The Energy Market Regulation Agency has also expressed its desire to renegotiate the terms of existing agreements with the build-operate-transfer (for this section only "BOT") electric plants in Turkey, including Trakya. In addition, conflicting Turkish newspaper reports in 2003 have indicated that the Turkish government is considering alternatives to deal with Trakya and the other BOT plants, including renegotiation of contracts, early buyouts or other actions. According to these reports, the government is contemplating these actions out of the belief that the BOT plants sell power at rates that are unacceptably high. To date, Trakya has not received any notification of any such action from the Energy Market Regulation Agency or other instrumentality of the Turkish government.

          In October 2003, Trakya received an audit report from the regional Turkish tax office claiming approximately US$138 million due from Trakya in unpaid taxes, penalties and penalty interest. Among other findings, the audit report claimed that certain development costs, fees, bonuses and subordinated debt payments improperly applied an investment allowance granted to the project and that Trakya improperly revalued its depreciable fixed assets. Trakya has consulted with its accountants who have advised that the tax audit report contains a number


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of quantitative mistakes and misapplies in certain instances the relevant tax legislation. Trakya is in the process of challenging the findings of this audit and the claims of underpayment. While it cannot predict the ultimate outcome, Trakya believes that it has good defenses to such claims and intends to pursue them.

                    (A) Shareholder Arrangements. Trakya's board of directors consists of seven interested members, of which the ENE shareholder appoints three and the other shareholders appoint four. In addition, two independent members are selected by all of the shareholders. Transfers of shares of Trakya are subject to shareholder approval under Trakya's articles of association and shareholder agreement. Further, ENE, Midlands Electricity Plc, The Wing Group, Ltd., and Gama have entered into a Sponsors' Agreement that includes minimum ownership requirements applicable to ENE, Midlands Electricity Plc, and The Wing Group, Ltd. Profits available for distribution to shareholders must first be used to pay corporate taxes and to meet Trakya's obligations and the minimum applicable reserve requirements under Turkish law and the Trakya senior loan agreements.

                    (B) Customer. All of the capacity and energy produced by the plant is sold to TETAS under the Energy Sales Agreement that is governed by Turkish law. TETAS's payment obligations under the agreement are guaranteed by the Republic of Turkey. Refer to Section XIV.I.2.c., "Concentration of Customers and Suppliers" for further information about the risks related to reliance on a limited number of customers.

          The Energy Sales Agreement provides for a tariff primarily expressed and paid in U.S. dollars based on a take-or-pay structure with fixed and variable capacity and energy components. The tariff was originally intended to allow for the recovery of fixed capital costs, servicing of debt, payment of operation and maintenance costs, a pass-through of fuel costs, and a return on investment. The Energy Sales Agreement has an initial 20-year term, expiring in June 2019, which may be extended on the same terms as the Implementation Contract. As with the Implementation Contract, there is no guarantee that the conditions for extension will be satisfied or that the agreement will be extended.

          In 2000 and 2001, Trakya did not receive timely payments under the Energy Sales Agreement and faced a dispute over what exchange rate to apply to overdue payments. Trakya's position prevailed, and TETAS has paid all disputed amounts with the exception of certain delay interest that is still outstanding. No assurance can be given, however, that future payment problems and related disputes, which could be triggered or exacerbated by further devaluation of the Turkish lira, will not adversely affect Trakya's results of operations. Refer to
Section XIV.I.1.d., "Devaluations of Foreign Currencies" for further information about the risks related to currency devaluations.

                    (C) Supplier. Natural gas is the plant's primary fuel source and is provided by BOTAS under a take-or-pay Gas Sales Agreement governed by Turkish law with an initial term ending in October 2014. The take-or-pay obligation under the Gas Sales Agreement is based on an approximate level of gas consumption that would be required for Trakya to meet most of its annual net generation requirements under the Energy Sales Agreement. The natural gas purchased under the agreement is priced according to a U.S. dollar-based formula, but payments are made in Turkish lira. BOTAS's payment obligations under the


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agreement are guaranteed by the Republic of Turkey. Refer to Section XIV.I.2.c.,
"Concentration of Customers and Suppliers" for further information about the risks related to reliance on a limited number of suppliers.

                    (D) Associated Debt. The total cost of the plant was approximately $556.5 million and was funded with $417.3 million in senior secured loans set to mature in September 2008, $23.8 million in subordinated shareholder loans set to mature in September 2005, and $115.4 million in equity.

          The senior secured loans consist of (1) a $225.1 million loan from Eximbank at a fixed interest rate of 7.95%, (2) an $84.0 million loan from OPIC at a fixed interest rate of 9.803% and (3) a $108.2 million loan from BLB with a floating interest rate that was fixed at 7.8963% by a swap agreement. As of June 30, 2003, the outstanding balances on the Eximbank, OPIC, and BLB loans were approximately $137.5 million, $51.3 million, and $66.2 million, respectively.

          The senior debt is secured by Trakya's assets and shares and requires Trakya to establish debt service and other cash reserves currently totaling nearly $100 million. The senior loan agreements also place restrictions on shareholder distributions, payments on subordinated indebtedness, and transfers of shares in Trakya.

          Approximately $17.8 million in subordinated shareholder loans remained outstanding as of June 30, 2003. The subordinated loans accrue interest at the rate of 13% per year.

                    (E) O&M Agreement. O&M services for the plant are provided under a long-term O&M Agreement by an operator consortium composed of two ENE affiliates. Trakya pays an annual fee equal to $500,000 in 1998 dollars indexed to the U.S. Consumer Price Index. In contemplation that the operator consortium will be transferred to Prisma, the obligations of the consortium are guaranteed by Prisma up to a cap of $1.25 million in 1998 dollars indexed to the U.S. Consumer Price Index and further supported by a letter of credit in the amount of the guarantee cap.

               (iii) Puerto Quetzal Power LLC (PQP). ENE owns an indirect 37.5% equity interest in PQP, a Delaware limited liability company that owns 234 MW of effective generation capacity in two facilities located on the Pacific Coast at Puerto Quetzal, Guatemala, 75 kilometers south of Guatemala City. The combined 234 MW output provided about 16% of Guatemala's installed electric capacity in 2002. The other equity participants in the project are Centrans Energy Services, Inc. with a 37.5% interest, and CDC Holdings (Barbados) Ltd. with a 25% interest. Under PQP's operating agreement, most decisions of the members are made by majority vote, while certain extraordinary decisions require unanimous consent. Deadlocks may be resolved by a buy/sell process, and certain transfers of interests trigger a right of first refusal. PQP owns 100% of Poliwatt, its power marketing arm, and Pacific Energy Financing Ltd.

          The PQP facilities are sited, and obtain certain services, pursuant to a Contract for Harbor Services and Leasing of Areas with Empresa Portuaria Quetzal. Enron Servicios


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Guatemala Ltda., a Guatemala-based company, operates and maintains the PQP facilities pursuant to two O&M agreements and provides marketing support to PQP and to Poliwatt pursuant to two administrative and commercial support agreements. Enron Servicios Guatemala Ltda. is a wholly owned affiliate of ENE, and ENE expects to transfer it to Prisma. Glencore AG provides fuel for the facilities pursuant to a fuel supply agreement expiring in February 2013.

                    (A) Plant and Equipment. PQP's first plant, commissioned in February 1993, consists of 20 Wartsila 18V32D heavy fuel oil-fired generator sets with an effective capacity of 110 MW mounted on two barges (Enron I and Enron II), and related onshore facilities. The second plant, located next to the first and commissioned in July 2000, consists of 7 heavy fuel oil-fired MAN B&W 18V48/60 generator sets with an effective capacity of 124 MW mounted on one barge (Esperanza), and related onshore facilities. A generator in the first plant experienced an electrical failure in December 2002 and was replaced. A second generator experienced a similar failure in July 2003 and is expected to be replaced by September 2003. PQP's eight other generators made by the same manufacturer are undergoing inspection and will likely require repairs. The second plant, which represents a new MAN design, has experienced engine problems for which solutions have been implemented. However, the long-term effectiveness of these solutions cannot be guaranteed.

                    (B) Market and PPA. PQP has been supplying power since 1993 to EEGSA under a PPA for 110 MW of capacity and a 50% take-or-pay energy obligation. The 20-year term of the PPA ends in February 2013. The original PPA was physical and required that the capacity and energy be delivered from PQP's installations (Enron I and Enron II). In September 2001, the parties modified the agreement by converting it to a financial instrument through which PQP complies with its supply obligations from its installations, contracts with third parties, or the spot market. As of December 2002, the PPA accounted for approximately 51% of PQP's revenues. EEGSA has complied with its payment obligations under the agreement. However, PQP understands that EEGSA has been experiencing liquidity problems and has been unable to pay certain suppliers in a timely fashion. The failure of EEGSA to make full and timely payments to PQP would adversely impact PQP cash flow and could result in PQP defaults on its contractual payment obligations to third parties and under its loan agreements.

          PQP has also been supplying power in the Guatemala and El Salvador markets, under short- and medium-term sales agreements (which generate 31% of PQP's revenue) and spot market sales (which generate 18% of PQP's revenue), made directly or through Poliwatt. Poliwatt's market also includes wholesale customers such as local distribution companies, marketers, and generators, and large end-users that do not use an intermediary to buy their energy. Poliwatt does not operate as a separate profit center, but passes through to PQP all revenues received from its power marketing activities, net of costs.

          A portion of PQP's output is exposed to merchant market risk. In the absence of contracted sales, in a market in which margins on spot power sales may be volatile as driven not only by basic supply and demand, but also by fuel prices and hydrological conditions, PQP may not be able to sell its merchant power output at prices that provide sufficient revenues to generate any profit margin.


                                      523

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                    (C)  Associated Debt. In December 2000, PQP closed a $123
million senior secured debt refinancing with OPIC and MARAD, which provided funding for the Esperanza plant and paid off the outstanding amount of the initial International Finance Corporation funding for the Enron I and II plants. The term of the debt is 12 years and the principal amortizes in 23 equal installments commencing in June 2001. The debt is secured by all PQP project assets and revenues, by a pledge of all of the member interests in PQP, by cash collateral in several reserve accounts, and by various ENE and Poliwatt guarantees. ENE's support includes capped guarantees of principal and interest payment shortfalls. The principal component of this support was structured to cover the period between the expiration of the original EEGSA PPA and the OPIC and MARAD loan maturities. ENE's bankruptcy caused a default under the loan documents. These defaults have since been cured.

                    (D) Regulatory Environment. In Guatemala and El Salvador, generators sell electricity through (1) contracts with distributors, large consumers, generators and marketers or (2) the spot market (domestic or regional). In both countries, in order to participate in the spot market, the participants have to submit sufficient guarantees to cover their performance and payment obligations; however, the market is open to competition. The spot market in Guatemala will dispatch the generation company with the most efficient costs of operation based on weekly-declared costs. The spot market in El Salvador bases its dispatch order on the generators' daily-price bids. Neither Guatemala nor El Salvador has a spot market for capacity, in the sense that generators do not receive a capacity payment from the wholesale market. However, because the Salvadorian spot market is based on price declarations, the capacity payment is included implicitly in the price. In Guatemala, distribution companies are required to contract 100% of their demand and will recover generation costs based on the average of the previous quarter purchasing prices. In El Salvador, distribution companies are not required to contract their demand and are entitled to recover generation costs equivalent to the spot market price.

          Due to the merit order dispatch method employed in the Guatemala and El Salvador power markets, the introduction of newer or more cost efficient power plants (including those which can operate on lower cost fuels) could reduce power sales opportunities and margins for PQP. At least one competitor is investigating utilizing a lower cost fuel, the feasibility of which remains to be proven, at a 100MW+ power generation facility located in the region.

          Deterioration in Guatemala's political and general business environment in 2002 has increased political instability and financial burdens for the government, which may seek to lower electricity costs by renegotiating private sector PPAs. However, any government-imposed or mandated modification to the PPA would constitute a drastic change in the legal framework governing the electricity sector and therefore would be subject to political and constitutional challenges.

          Initiatives have been undertaken to expand the membership of the market regulator (Comision Nacional de Energia Eletrica), which could result in the increased politicization of that important regulatory body.

                    (E) U.S. Senate Committee on Finance. On February 15, 2002, the Senate Finance Committee announced that it would conduct an investigation of ENE's


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tax and compensation matters. As part of that inquiry, it re-opened an investigation of substantially the same tax transactions involving PQP that the United States Tax Court dismissed, and the DOJ and the SEC previously reviewed in 1997-1999. Although those agencies brought no charges and assessed no penalties against ENE or PQP, the Committee referred its report to the DOJ in March 2003. No charges or penalties have resulted from the referral.

          In August 2003, following publication of the Senate Finance Committee's report, the Guatemalan Congress issued a recommendation that called upon EEGSA, the counterparty to PQP's PPA, to cancel its contracts with PQP. The recommendation also requested the executive branch to consider whether the PPA, or its execution or amendment with EEGSA, may have been harmful to state interests.

          The ultimate impact of the recommendation is unclear; however, local counsel advises that the recommendation is not legally binding and does not obligate any party to take any action. Counsel further advises that applicable law may not permit EEGSA to invalidate or rescind the PPA, or permit the executive branch to conclude that the PPA is harmful to state interests. PQP is considering its legal options to ensure that the PPA remains valid and enforceable.

                    (F) Tax Matters. The fuels utilized by PQP for power generation are exempt from distribution and import taxes. From time to time, the government has initiated efforts to repeal these exemptions, in particular the distribution tax. Losing the distribution tax exemption would result in a significant increase in annual bunker fuel costs. Although PQP may recover a portion of these cost increases from EEGSA or pursuant to the spot market rules, there is no guarantee that PQP would be able to do so. The remainder of the cost increases would have to be passed on to other PQP customers.

               (iv) Bahia Las Minas Corp. (BLM). ENE (through EIPSA and EC III) owns approximately an indirect 51% equity interest in BLM. BLM owns and operates a power generation complex with an aggregate installed capacity of 280 MW. The power generation complex is located on the Caribbean coast, in Cativa, Province of Colon, Panama. The Government of Panama owns approximately a 48.5% interest in BLM and former and present employees hold the remaining interests as common stock or preferred stock.

          The first plant, commissioned in phases between 1967 and 1973, consists of a power block comprised of three heavy fuel oil-fired boilers that power three steam turbine generators with a total installed capacity of 120 MW and related facilities. The second plant, commissioned in two phases in 1988 and 2000, consists of a combined-cycle power block comprised of three marine diesel fuel oil-fired combustion turbine generator sets and one steam turbine generator set, with a combined installed capacity of 160 MW. In 2002, BLM provided approximately 20% of the electricity generation (and approximately 58% of all thermally generated energy) in Panama. BLM operates the plants under a 40-year generation license granted on December 14, 1998.

          BLM has been supplying power since October 1998 to two distribution companies in Panama under PPAs for 83 MW and 135 MW, respectively, of capacity and


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associated energy. As of December 2002, existing PPAs under contract collectively accounted for approximately 95% of BLM's revenue. The 83-MW agreement terminates in December 2003 and the 135-MW agreement terminates in December 2004. In 2002, BLM was awarded a new 80-MW PPA with a four-year term commencing in January 2005. BLM has also been supplying power in the spot market which, as of December 2002, represented approximately 2% of BLM's revenue. Bids for new contracts will take place in November 2003. The pricing and terms and conditions under the two original contracts, which will expire in 2003 and 2004, are more favorable to BLM than those being currently offered by the distribution companies. If BLM is not able to enter into replacement contracts, it would sell most of its energy in the spot market, and because BLM may not always be the lowest-marginal cost thermal producer, it may not have sufficient margin to meet its financial and operational obligations.

          The BLM facilities are located on land owned by BLM near the city of Colon on the Caribbean side of Panama. BLM also owns 7.6 acres of commercial land in Panama City, which is currently for sale. EPMS provides administration and management oversight services to BLM under a contract that expires in 2019. Fuel requirements are fulfilled through spot market purchases. Market risk exposure to fuel price risks is partially mitigated through fuel escalation clauses in the PPAs.

          As of June 30, 2003, BLM had approximately $53.9 million in long-term third-party debt outstanding, all of which is unsecured, with approximately $12.8 million due at maturity or upon scheduled amortization within the following 12 months. Maturity of its long-term loans will occur in 2006 and 2007. BLM might be required to pay penalties to the Government of Panama if it fails to repay or refinance certain of its long-term debt obligations by January 2004. BLM has twice obtained one-year extensions of this obligation and will try to secure another extension. Pursuant to its revolving credit facility, BLM may not declare or distribute any dividends except under limited circumstances until the facility is repaid. Further, BLM is required to reduce the revolving line of credit from $13.5 million to $12.0 million on December 15, 2003 and is currently negotiating with the lender to restructure this reduction.

          BLM's revenues in the years 1999 through 2001 and then again in 2003 decreased significantly as a result of certain regulatory decisions. Refer to
Section X.C.6., "BLM" for further information. BLM has challenged the fairness of these decisions and claimed that it is owed additional revenues in excess of $10 million. The outcome of these claims is uncertain. If BLM fails to recover the lost revenues resulting from the regulatory decisions or fails to win an increase in contract revenues, then BLM may not have sufficient cash to make future payments due under its loan agreements. In addition, BLM will be required to post bonds when it bids for new power sales agreements. BLM is presently working with local surety providers and certain lenders participating in the existing revolver facility to arrange for bonds and/or lines of credit necessary to meet any bonding requirements for new PPAs. Part of such arrangement may include the pledging of the BLM land listed for sale as security for the letter of credit or bond issuer.

               (v) Subic Power Corp. (SPC). ENE owns an indirect 50% interest in SPC. Various entities of the Yuchengco Group of Companies, a diversified business group headquartered in the Philippines, own in the aggregate the remaining 50% of the interests in


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SPC. SPC owns and operates the Subic Project, a 116 MW diesel power generating facility located at the Subic Bay Freeport Zone, Olongapo City, on Luzon Islands, the Philippines.

          The Subic Project commenced commercial operations in February 1994. SPC operates and sells the capacity and energy from the Subic Project under a Build-Operate-Transfer Agreement with the National Power Corporation of the Philippines. The operating parameters under the agreement call for the Subic Project to be utilized as a baseload plant. Under the terms of the Build-Operate-Transfer Agreement, the National Power Corporation supplies at its cost all fuel required for the generation of electricity by the Subic Project and assumes the risk associated with fuel pricing and delivery. The Republic of the Philippines has provided a Performance Undertaking to SPC affirming and guaranteeing the National Power Corporation's obligations under the agreement.

          Upon expiration of the 15-year term of the Build-Operate-Transfer Agreement in February 2009, the Subic Project is to be turned over to the National Power Corporation free of charge. If certain events occur before the scheduled transfer date, the National Power Corporation will be required to buy out the Subic Project at a price set forth in the agreement.

          Substantially all of SPC's revenue is derived from selling the entire capacity and generated electricity output of the Subic Project to the National Power Corporation. The tariff under the Build-Operate-Transfer Agreement is computed from a formula that contains capacity, fixed O&M and energy components. The tariff is intended to allow for the recovery of fixed capital costs and O&M costs, and a profit margin. The tariff also contains bonus and penalty provisions relating to the Subic Project's heat rate.

          The site for the Subic Project is owned by the Subic Bay Metropolitan Authority, which leases it to the National Power Corporation. The National Power Corporation subleases the site to SPC for a term that coincides with the Build-Operate-Transfer Agreement. The Subic Project is operated and maintained by SPC personnel with technical supervision services provided by Enron Subic Power Corp. and advisory services provided by Enron Power Philippines Operating Corp., both of which are expected to be transferred to Prisma.

          The total cost of developing and constructing the Subic Project was approximately $132 million, not including capitalized financing costs. The corporate shareholders of SPC made shareholder advances and equity contributions in proportion to their shareholding in a total amount equal to approximately $27 million. SPC issued Senior Secured Notes in an amount equal to $105 million to finance the remainder of the cost of the Subic Project. The notes are non-recourse to the shareholders, bear interest at 9 1/2% per annum and are payable in semi-annual installments of principal and interest through December 2008. The outstanding balance of the notes as of June 30, 2003 was approximately $39.8 million. The noteholders have the right to sell their notes to SPC if ENE ceases to beneficially own at least 25% of the voting stock of SPC or if anyone other than ENE or an affiliate of ENE becomes responsible for the obligations of the operators under their respective operations and maintenance agreements. As of June 30, 2003, SPC also owed approximately $3.5 million to Enron Power Operating Company under an unsecured subordinated note for a performance bonus owed to Enron Power Operating Company for construction of the Subic Project.


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          The Philippine Bureau of Internal Revenue made income tax assessments on SPC for the years 1994, 1996, and 1997, which SPC has contested in the Philippine court of tax appeals. The amounts of these assessments were approximately PhP 70 million (for 1994), PhP 40 million (for 1996) and PhP 10 million (for 1997). In May 2003, the court of tax appeals ruled in favor of the Philippine Bureau of Internal Revenue with respect to the 1994 assessment and found SPC liable for approximately PhP 120 million (approximately $2.25 million) in unpaid taxes plus delinquency interest. SPC has filed a motion for reconsideration of the ruling, but there is no assurance that SPC will prevail in such motion or on the 1996 and 1997 assessments, or that the Philippine Bureau of Internal Revenue will not make additional income tax assessments for other years. SPC intends to seek a compromise settlement with the Philippine Bureau of Internal Revenue with respect to these three tax cases.

               (vi) Other Power Generation Businesses. The additional power generation businesses are:

          ENS, the equity of which is owned 50% by ENE and 50% by Whitewing LP, which owns a gas-fired co-generation plant located in Poland with 116 MW of electric capacity and 70 MW of thermal capacity, and sells power to Polskie Sieci Electroenergetczne, the state-owned grid company, and steam primarily to Zaklady Chemiczne Organika - Sarzyna, a neighboring chemicals production facility;

          SECLP, which owns a 184 MW fuel oil-fired, barge-mounted power plant located in the Dominican Republic and sells power to Corporacion Dominicana de Electricidad;

          EEC, which owns a 70.5 MW fuel oil-fired power generation facility located in Nicaragua and sells power to Disnorte and Dissur, distribution companies owned by the Spanish group Union Fenosa;

          GMSA, which owns a 70 MW gas and diesel-fired combined cycle power plant located in Argentina and sells power in the spot market and under PPAs with Arcor and CEMSA; and

          MEC, which owns an 88 MW slow-speed diesel-fired power generating facility located in Guam and sells power to the Guam Power Authority.

          The table below summarizes the outstanding indebtedness of ENS, SECLP, EEC, and MEC. Each of the loans, other than ENS's subordinated loans, are secured by the assets of the respective company.

       Business            Debt Facility      Original Principal   Outstanding Balance    Maturity Date(s)
                                                                   as of June 30, 2003
                                                  Amount ($)               ($)

ENS                     Senior secured term   118.5 million        106.2 million         2015
                        loans split into 2
                        tranches
                        Subordinated term     12.75 million        5.5 million           Open
                        loans
SECLP                   Term loans split      153.25 million       61.1 million          Between 2004 and
                        into 10 tranches                                                 2008
EEC                     Title XI bonds        50 million           37.5 million          2010
MEC                     Term loans split      135.4 million        126.7 million         2014 and 2017
                        into 2 tranches

          ENS is in technical default under its senior secured debt facility due to a delay in reaching final plant completion until May 2003. ENS is seeking a waiver of this default. SECLP has received a notice of default under its debt facility because it has historically been unable to service its debt on a timely basis due to operating and design problems and substantial payment delinquencies by the off-taker under the PPA. SECLP's problems with its off-taker appear to be symptomatic of larger liquidity issues facing the off-taker, and the problems have forced the SECLP facility to cease operations on a number of occasions since 1999. EEC and MEC have received notices of default under their respective debt facilities because of ENE's bankruptcy. Defaults under each of these debt facilities give the project lenders the right to prohibit dividend payments, accelerate payment of the outstanding debt, and foreclose on the project assets.

          The termination dates for the principal PPAs executed by ENS, SECLP, EEC, and MEC range from 2014 to 2020. The ENS PPA is at risk for an early termination, however, because the Polish government has proposed a restructuring of the electricity sector to facilitate competition, which may lead to the termination of all long-term PPAs between generators and Polskie Sieci Electroenergetczne.

          The prices for electricity or steam sold under the principal off-take agreements executed by ENS, SECLP, EEC, and MEC are contractually established in the agreements. However, the Polish regulator imposed specified prices for electricity sold by ENS from June 2000 until July 2001 and continues to regulate prices for steam sold and fuel purchased by ENS. Furthermore, not all off-takers consistently meet their payment obligations. As discussed above, SECLP's off-taker has been delinquent in making payments under its PPA. In addition, two local utilities that have entered into a PPA with EEC and from which EEC derives approximately 86% of its revenues have recently failed to make payments to EEC and other suppliers in a timely manner.

          GMSA was financed entirely with equity capital contributed by ENE. Approximately 44% of GMSA's revenue is derived from sales of capacity and spot electricity in the wholesale electricity market, while approximately 42% of its revenue is derived from a PPA with CEMSA set to expire in July 2005 and approximately 14% of its revenue is derived from six PPAs with Arcor set to expire in July 2004. GMSA obtains its fuel requirements under a gas supply agreement set to expire in December 2004.

          MEC's generation facility was developed on a build, own, operate and transfer basis under a 20-year Energy Conversion Agreement that expires in January 2019, at which time MEC must transfer its facility to the Guam Power Authority free of charge.

B.   Projections and Valuation

     1.   Projections

          In conjunction with formulating the Plan, as set forth on Appendix K:
"Prisma Financial Projections - 2004-2006", financial projections have been prepared for Prisma for the three years ending December 31, 2006. The projections are based on a number of assumptions made with respect to the future operations and performance of Prisma and should be reviewed in conjunction with a review of the principal assumptions set forth on Appendix K: "Prisma Financial Projections - 2004-2006". While the projections were prepared in good faith and the Debtors believe the assumptions, when considered on an overall basis, to be reasonable in light of the current circumstances, it is important to note that the Debtors can provide no assurance that such assumptions will be realized and Creditors must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections. Refer to Section XIV., "Risk Factors and Other Factors to be Considered" for a discussion of numerous risk factors that could affect Prisma's financial results.

     2.   Valuation

          Also in conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation equity value of Prisma. Accordingly, Blackstone and the Debtors formulated such a valuation, which is utilized in the Distribution Model. Such valuation is based, in part, on the financial projections prepared by Prisma management and included in Appendix K:
"Prisma Financial Projections - 2004-2006". This valuation analysis was used, in part, for the purpose of determining the value of Prisma to be distributed to Creditors pursuant to the Plan and to analyze the relative recoveries to creditors under the Plan. It is important to note that the valuation assumes that all assets contemplated for transfer to Prisma are in fact transferred. The valuation further assumes that, subject to appropriate offsets, the assets to be transferred to Prisma do not include any material prepetition intercompany obligations of the Debtors. If for any reason one or more assets are not transferred to Prisma, or one or more additional assets are transferred to Prisma, then the value could fluctuate and such fluctuations could be material.

          a. Estimated Value. Based upon the methodology described below, the Distribution Model utilizes an estimated equity value of $815 million, as the mid-point within a valuation range of $713 million to $918 million for Prisma at December 31, 2003. Therefore, assuming 40 million shares of new Prisma Common Stock will be issued and distributed to or on behalf of Creditors pursuant to the Plan, the value of such stock is estimated to range from $17.83 to $22.95 per share; provided, however, that such estimate does not reflect any dilution resulting from any long-term equity incentive compensation plan(s) as may be adopted by Prisma. However, it is anticipated that the impact of any such plan(s) to be adopted by PGE, CrossCountry and Prisma will, in the aggregate, represent less than 1% of the overall value to be distributed under the Plan. In addition, the valuation of Prisma does not include the anticipated costs associated with the voluntary termination of the ENE Cash Balance Plan. The estimated value is based upon a variety of assumptions, as referenced below under "Variances and Risks," deemed appropriate under the circumstances. The estimated value per share of the Prisma Common Stock may not be indicative of the price at which the Prisma Common Stock will trade when and if a market for the Prisma Common Stock develops, which price could be lower or higher than the estimated value of the Prisma Common Stock. Moreover, management of Prisma believes that there could be a material increase in value if (i) the markets view Prisma as a publicly-traded enterprise comprised of a portfolio of international assets with favorable access to the debt and equity capital markets, rather than, due to the limited availability of comparable companies and transactions, as a collection of discretely valued assets, and (ii) the market environment for international assets recovers. There can be no assurance that the Prisma

Common Stock will subsequently be purchased or sold at prices comparable to the estimated values set forth above or that the value of Prisma Common Stock will increase. Refer to Section XIV., "Risk Factors and Other Factors to be Considered" for a discussion of numerous risk factors that could affect Prisma's financial results.

          b. Methodology. A modified discounted cash flow analysis ("Modified DCF") was the primary method used to derive the reorganization value of Prisma based on the financial projections prepared by the Debtors' and Prisma's management. Prisma's management and Blackstone reviewed and evaluated data for possible use in connection with several alternative valuation techniques, including comparable company or transaction multiple methodologies. In addition, where there were prior marketing processes for certain of the Prisma Assets, the results of such processes were examined. These alternative valuation methodologies were ultimately deemed to be of limited applicability for purposes of valuing the Prisma Assets, as well as Prisma in its entirety, considering the limited availability of comparable companies and transactions in the subject industry and geographic markets. In addition, the valuation of certain of the Prisma Assets was prepared without adjustment for any potential dilution in their value as a result of certain discrete outstanding obligations of entities intended to be transferred into Prisma. However, this potential dilution (if any) is considered to be immaterial to the overall value of Prisma to be distributed to Creditors.

          The Modified DCF approach involves deriving the unlevered free cash flows that the Prisma Assets would generate assuming a set of financial projections are realized. Financial projections were prepared by Prisma management to reflect the most likely cash flows available to Prisma in respect of its interests in the Prisma companies, adjusted for the probability that certain material impacts to such cash flows occur. The cash flows for each of the Prisma Assets are discounted at the respective assets' estimated post-restructuring cost of capital to determine an aggregate, "pre-corporate" asset value for Prisma. The cost of capital is derived for each of Prisma's Assets based upon a Capital Asset Pricing Model, utilizing inputs appropriate to each asset's market, size, leverage and other factors. Prisma's projected unallocated corporate expenses are then discounted and deducted from the aggregate pre-corporate value of Prisma's Assets to arrive at a total enterprise and equity value for Prisma. All such discounted cash flows are discounted to December 31, 2003, while projected calendar year 2003 cash and cash flows inuring to the Prisma companies are also reflected in enterprise and equity value and are undiscounted for purposes of this analysis.

          c. Variances and Risks. Refer to Section XIV.C., "Variance from Valuations, Estimates and Projections" for a discussion regarding the potential for variance from the projections and valuation described above and Section XIV., "Risk Factors and Other Factors to be Considered" in general for a discussion of the risks associated with Prisma.

          ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE THAT MAY BE REALIZED IF ASSETS ARE SOLD. ESTIMATES OF VALUE REPRESENT HYPOTHETICAL ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A CHAPTER 11 PLAN FOR THE DEBTORS AND ANALYZING THE PROJECTED RECOVERIES

THEREUNDER. THE ESTIMATED EQUITY VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, WHICH ARE NOT GUARANTEED.

          THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE MARKET VALUE OF PRISMA STOCK DISTRIBUTED PURSUANT TO A CHAPTER 11 PLAN. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

          ADDITIONALLY, THE VALUES SET FORTH HEREIN ASSUME CERTAIN LEVELS OF TARIFFS OR RATES OF RETURN FOR THE CONSTITUENT ASSETS. SUCH RATES ARE HIGHLY REGULATED, SUBJECT TO PERIODIC CHANGES, AND IN CERTAIN CIRCUMSTANCES ARE THE OUTCOME OF POLITICAL PROCESSES IN THE SUBJECT JURISDICTIONS. THERE IS NO GUARANTEE THAT THE CURRENT RATE LEVELS WILL NOT CHANGE MATERIALLY IN THE FUTURE OR WILL PROVIDE ADEQUATE REIMBURSEMENT FOR THE SERVICES PROVIDED BY PRISMA. ANY SUCH CHANGES ARE ENTIRELY BEYOND PRISMA'S CONTROL AND MAY HAVE A MATERIAL ADVERSE IMPACT ON ACTUAL RESULTS. FURTHER, AS PRISMA OPERATES PRIMARILY IN FOREIGN JURISDICTIONS, SUCH POLITICAL PROCESSES OFTEN LEAD TO GREATER VOLATILITY IN REGULATORY OUTCOMES THAN MIGHT OCCUR IN THE UNITED STATES. ADDITIONALLY, OPERATIONS IN THE EMERGING MARKETS ARE GENERALLY SUBJECT TO GREATER RISK OF GLOBAL ECONOMIC SLOWDOWN, POLITICAL UNCERTAINTY, CURRENCY DEVALUATION, EXCHANGE CONTROLS AND THE ABILITY TO ENFORCE AND DEFEND LEGAL AND CONTRACTUAL RIGHTS THAN ARE DOMESTIC COMPANIES. SUCH RISK FACTORS MAY ALSO HAVE A MATERIAL ADVERSE IMPACT ON PRISMA'S ACTUAL RESULTS.

          PRISMA OPERATES IN HEAVILY REGULATED INDUSTRIES IN DIVERSE COUNTRIES, INCLUDING EMERGING MARKETS. CHANGES TO THE CURRENT REGULATORY OR POLITICAL ENVIRONMENT IN THESE COUNTRIES MAY HAVE A MATERIAL ADVERSE IMPACT ON PRISMA'S ACTUAL RESULTS. FOR FURTHER DISCUSSION ON THESE AND OTHER RISKS ATTENDANT WITH PRISMA, REFER TO THE ENTIRETY OF SECTION X., "PRISMA ENERGY INTERNATIONAL INC." AND SECTION XIV., "RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED".

C.   Legal Proceedings

          Certain of the businesses to be transferred to Prisma are currently involved either as plaintiffs or defendants in pending arbitrations or civil litigation. Those arbitrations or civil litigations that may be material to the businesses are identified below. In addition to these arbitrations or civil litigations, certain of the businesses are involved in regulatory or administrative proceedings. Refer to Section X.A., "Business" for further information about regulatory or administrative proceedings that may be material.

     1.   Accroven

          a. Tecnoconsult Constructor Barcelona S.A. (Tecnoconsult) v. Accroven (No. 27436, Caracas 10th Commercial & Civil Court of the Judicial Circuit of the Metropolitan Area). In May 2002, Tecnoconsult, a subcontractor to Consorcio Tecron, sued Accroven on its own behalf and as an assignee of another subcontractor Moinfra S.A. for approximately $1.8 million in alleged unpaid costs and fees for the construction of the Accroven facilities. Accroven maintains that it is not liable for the claims because it was never in privity with Tecnoconsult or Moinfra. Tecnoconsult obtained an order to attach Accroven assets, however, Accroven posted a bond to preclude such attachment and such bond was accepted by the court. On December 4, 2003, the parties executed a settlement agreement pursuant to which Accroven made a payment of $2.4 million (plus VAT) to Tecnoconsult to settle this case and the case described in b. below. The Bankruptcy Court approved the settlement on December 4, 2003. Pursuant to the settlement agreement, Tecnoconsult has filed a motion with the court to dismiss the case.

          b. Tecnoconsult Constructor Barcelona S.A. (Tecnoconsult) v. Accroven (Caracas 11th Commercial & Civil Court of the Judicial Circuit of the Metropolitan Area). Consorcio Tecron and nine other subcontractors have also alleged that Accroven owes them unpaid costs and fees for the construction of the Accroven facilities. In June 2003, Accroven settled with the nine subcontractors for approximately $2.1 million. In July 2003, Tecnoconsult filed suit against Accroven, asserting that Consorcio Tecron assigned to it claims for approximately $2 million. On December 4, 2003, the parties executed a settlement agreement pursuant to which Accroven made a payment of $2.4 million (plus VAT) to Tecnoconsult to settle this case and the case described in a. above. The Bankruptcy Court approved the settlement on December 4, 2003. Pursuant to the settlement agreement, Tecnoconsult has filed a motion with the court to dismiss the case.

     2.   Transredes

          a. CNA Insurance Company (Europe) Ltd. and LaBoliviana Cuacruz de Seguros y Reasseguros, et al. v. Transredes (London Commercial Court). Transredes's OSSA II pipeline suffered a perforation in January 2000, which caused an estimated 29,000 barrels of oil to be spilled into the Desaguadero River near the village of Calacoto. Transredes presented a claim for approximately $50 million in clean-up and third-party liability costs that it incurred, paid, and recorded in its financials to its insurer, LaBoliviana. In March 2000, CNA, a reinsurer to LaBoliviana, filed an action in London Commercial Court to avoid the reinsurance policy. CNA and other reinsurers have since also alleged that the loss is not covered. LaBoliviana has adopted that allegation. Brokers have been joined to the action. On December 10, 2003, the parties to this action settled the case. The terms of the settlement are confidential. A request to terminate the case will be filed with the court.

          b. Carolina Ortiz Paz v. Transredes S.A. (Santa Cruz 6th Civil Court, Bolivia). In December 2002, Carolina Ortiz Paz filed a civil action for $10 million in damages against Transredes claiming diminution of property value and lost opportunity to develop her real estate project because the ONSZ-2 Transredes line crosses her property. Transredes is vigorously defending the suit and has sought to join state-owned YPFB to the action, which Transredes argues is liable for any failure to obtain and present titles of easement to the disputed property. On October 14, 2003, Transredes was notified of the lower court's determination that Transredes was liable for unspecified damages to the plaintiff. Transredes has appealed this decision as well as the lower court's denial of Transredes's motion to join YPFB. Since the ruling, the lower court judge has been suspended indefinitely due to allegations of corruption unrelated to this case.

     3.   Centragas

          a. Centragas v. Ecogas and Ecopetrol (ICC Arbitration, Paris, France). In July 2001, Centragas initiated an ICC arbitration against Ecogas and Ecopetrol, Colombian government state enterprises. Centragas seeks to recover compensation from Ecogas and/or Ecopetrol in an unspecified amount for costs incurred as a result of a change in Colombian tax laws, which increased Centragas's tax liability. Centragas also seeks to clarify disputes over the quality of the gas transported through Centragas's pipeline and to receive payment for the construction of a facility to filter the gas transported through the pipeline. In May 2003, the Arbitral Tribunal issued an interim award holding that it has jurisdiction over the disputes. Centragas subsequently asked the Tribunal to take jurisdiction over a smaller dispute relating to changes in the tax law that arose in 2003. At present, briefing is expected to close in April 2004. A hearing on the merits has been scheduled for May 10, 2004.

     4.   Elektro

          a.   Elektro v. Federal Tax Authority (13th Federal Court Sao Paulo)
(PIS). On August 3, 1999, Elektro filed an action seeking to enjoin the Brazilian Federal Tax Authority from increasing the tax basis for Elektro's social integration taxes (PIS). The lower court granted a preliminary, and then a permanent, injunction to Elektro. An appeal is pending. If Elektro does not prevail, it will be required to pay additional social integration taxes of over approximately $5 million (as of October 1, 2003).

          b. Elektro v. Federal Tax Authority (23rd Federal Court Sao Paulo) (COFINS). On August 3, 1999, Elektro filed an action seeking to enjoin the Brazilian Federal Tax Authority from increasing the tax basis for Elektro's social security contribution (COFINS). The lower court granted a preliminary, and then a permanent, injunction to Elektro. An appeal is pending. If Elektro does not prevail, it will be required to pay additional social security contribution taxes of approximately $19 million (as of October 1, 2003).

          c. Elektro v. National Electricity Regulator (ANEEL) (XXI Federal Court, Brasilia Circuit). In order to force ANEEL to implement a mechanism to track the quotas collected under the Energy Development Act and to include such quotas in its pass-through tariffs (as contemplated by the Act), Elektro filed an action seeking to enjoin ANEEL from collecting approximately $2.7 million (as of June 30, 2003) in quotas. ANEEL subsequently instituted a mechanism to track the quotas and to include them in its pass-through tariffs. The case has therefore been closed and Elektro has paid the quotas.

          d. Elektro v. Sao Paulo Tax Authority (5th State Court Sao Paulo). Elektro filed a lawsuit in state court to obtain a legal determination of the proper methodology for the calculation of ICMS (a Value Added Tax), which is levied at the state level. On September 1, 2003, the appeals court (the 10th Court of the Public Treasury) granted an injunction prohibiting the Brazilian fiscal authorities from levying any fines or penalties against Elektro for its calculation of the ICMS tax or from making any corrections to such calculation until the merits of the case have been decided.

          There can be no assurance that the case will ultimately be decided in Elektro's favor. Since privatization, Elektro has calculated ICMS based on measured capacity of electric energy. This was the calculation utilized by CESP, Elektro's state-owned predecessor, and is based on legal grounds established by several pre- and post-privatization opinions, as well as legal precedent. Other LDCs calculate the ICMS tax based on contracted demand, independent of actual energy consumption, which results in a greater tax burden to the end-user and a larger tax base for the state. This situation was identified in an on-going informal monitoring process by the state authorities that was initiated in early 2002, but no formal notification from the authorities has been received. Total exposure to Elektro in the event of an unfavorable finding is approximately $6 million (as of October 1, 2003), which includes interest, but assumes no penalties.

          e. Criminal Investigations. The Brazilian Penal Code requires a criminal investigation upon an occurrence alleged to cause physical damage, death, or environmental damage in the concession area. Once completed, the investigating body submits a report to the Criminal Court for review by a Public Attorney who may (i) request a criminal proceeding; (ii) request further investigation; or (iii) recommend that the matter be closed. There are approximately 18 such investigations underway relating to accidents that occurred in the Elektro concession area, environmental damage, and other claims. Additionally, one investigation is pending regarding a controversy in calculation of payment of ICMS, a state tax collected by the LDCs from their consumers. In the four years since the concession was granted, only one investigation has resulted in a formal charge, in that instance against an employee of Elektro.

     5.   Cuiaba

          a. Empresa Produtora de Energia Ltda. (EPE) v. AGF Brazil Seguros S.A. (AGF) (Sao Paulo Civil Court). In August 2002, EPE filed suit against AGF, a Brazilian insurance company, to recover approximately $30 million in insurance proceeds for business interruption and material damages resulting from a turbine failure at its power plant in Cuiaba. AGF has denied coverage on various grounds, including that EPE knew of, prior to the policy inception, material defects in the blades that led to the failure. EPE denies this contention and intends to vigorously pursue its rights against AGF.

          b. Gasocidente do Mato Grosso Ltda. (GasMat) v. AGF Brazil Seguros S.A. (AGF) (Sao Paulo Civil Court). In August 2002, GasMat filed suit against AGF to recover approximately $4 million in insurance proceeds for contingent business interruption resulting from the turbine failure at the EPE power plant in Cuiaba. AGF has denied coverage. An initial hearing was held in the case on November 5, 2003. GasMat intends to vigorously pursue its rights against AGF.

          c.   Gas Oriente Boliviano Ltda. (GasBol), Southern Cone Gas Ltd.
(SCG), and Transborder Gas Services Ltd. (TBS) v. La Boliviana Ciacruzde Seguros Y Reaseguros, International Oil Insurers (IOI) and Following Reinsurers (London Court of International Arbitration). In August 2003, GasBol, SCG, and TBS filed a demand for arbitration against La Boliviana, IOI (lead reinsurer), and following reinsurers to recover approximately $13 million in insurance proceeds for contingent business interruption resulting from the turbine failure at the EPE power plant in Cuiaba. The insurers have denied coverage. GasBol, SCG, and TBS intend to vigorously pursue their rights.

     6.   BLM

          a. As a result of the enactment by the Ente Regulador Servicios Publicos of Panama of Resolution JD-1700, which effectively reduced the volume of energy that distribution companies were obligated to purchase under BLM's existing PPAs, BLM experienced a decrease in revenues. As a result, BLM has initiated several arbitral and judicial proceedings in Panama against Ente Regulador, the Government of Panama, and one of BLM's power purchasers, in an effort to obtain restitution of lost revenues totaling in excess of $8.5 million. These cases are still pending.

          b. In other proceedings, BLM has filed claims challenging the Ente Regulador's implementation of Resolutions JD-3797 and JD-3920, which require BLM to reissue invoices under its PPAs utilizing a new pricing parity index for fuel established by the Panama Ministry of Commerce & Industry. This action by Ente Regulador had the effect of adjusting downward the fuel component of the price of energy under BLM's PPAs for a five-month period. The amount currently in dispute is approximately $1.7 million.

          c. Cox Dedicated Corporate Member Ltd. et al. v. Bahia Las Minas Corp. f/k/a Empresa de Generacion Electric Bahia Las Minas, S.A., Aseguradora Mundial, S.A. (No. 2003-50570, District Court of Harris County, Texas, 215th Judicial District). BLM filed suit in 2002 in the U.S. District Court for the Southern District of Texas in Galveston against a consortium of reinsurers led by Cox Insurance Holdings to recover in excess of $5 million resulting from a lightning strike. The suit was transferred to Houston. After mediation on August 7, 2003, BLM settled with New Hampshire Insurance Company, though not with any of the other carriers. The remaining insurers have filed a motion to dismiss for lack of subject matter jurisdiction in the federal court action, and have filed a declaratory judgment action in state court seeking a ruling that coverage does not exist under BLM's policy. BLM filed an answer and counterclaim in the state court action on November 3, 2003, seeking a declaration that coverage does exist, and that the plaintiffs must indemnify BLM for its extracontractual damages, in addition to paying statutory penalties, attorney's fees and interest. BLM intends to dismiss the federal court action. The state court action has been assigned to the Honorable Judge Levi Benton in the District Court for Harris County, Texas. On November 25, 2003, the parties filed an Agreed Scheduling Order in the state court action, which sets a trial date of April 1, 2004.

     7.   ENS


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


          a. Polskie Gornictwo Naftowe i Gazownictwo, S. A. (PGNiG) v. Elektrocieplownia Nowa Sarzyna Sp. z o. o. (ENS) (No. VI Gco 56/03, Circuit Court, 6th Commercial Division, Rzeszow, Poland). In March 2003, PGNiG filed an application for injunction against ENS to secure approximately $9 million in claims under the long-term gas supply contracts between the parties. The underlying disputes began in mid-2000 when the Polish government instituted a new regulatory scheme for gas prices. ENS contended that the prices PGNiG could charge it for gas supplies could not exceed the prices found in PGNiG's approved tariff. PGNiG, on the other hand, claimed it was entitled to charge ENS the higher prices under the gas supply agreements. The parties signed a settlement agreement on August 1, 2003. Pursuant to the settlement, PGNiG waived its claims against ENS and filed a petition with the court to discontinue the injunction proceedings. The court has approved the petition and the case has been dismissed. As part of the settlement, the parties agreed that from January 1, 2003 going forward ENS will pay for gas according to PGNiG's approved tariff.

     8.   SECLP

          SECLP is a defendant in several legal proceedings in the Dominican Republic, including:

          a. Five lawsuits brought between 2000-2003 by approximately 200 residents and businesses against SECLP and Smith Cogeneration International, Inc., alleging that the operation of the Puerto Plata power plant damaged property values in their community of Costambar. Damages are unspecified and no trial date has been set. SECLP has filed counterclaims alleging malicious prosecution in each of the suits. A hearing regarding consolidation of the five suits and various discovery issues was held on November 20, 2003. In three of the cases, SECLP and the claimants agreed to a postponement to continue voluntary discovery. In one of the cases, the court has set a briefing schedule for the parties to present arguments regarding the impossibility for claimants to obtain certain documentation requested by SECLP in discovery. The case has been stayed pending resolution of this issue. The court has set a new hearing date in all of the cases for January 20, 2004. There is a remote possibility that the court will hear the merits of the cases at that hearing.

          b. An arbitration proceeding brought by an operator of a hotel alleging SECLP breached a settlement agreement arising from a nuisance dispute related to operation of the Puerto Plata power plant. The plaintiff obtained an award of DOP187,000,000 (approximately $6 million) plus interest. SECLP has appealed the award on several grounds, including that the arbitration panel did not proceed properly.

          c. A lawsuit filed in 2001 against CDC, CDCB, SECLP and five other defendants in which the plaintiff seeks to recover approximately DOP500,000,000 (approximately $15.6 million) from CDC that it claims CDC wrongfully dispersed to SECLP and the other defendants. SECLP is not a party to the agreement between CDC and the plaintiff that is the subject of the lawsuit, and has filed a motion to be dismissed from the case.

          d. Several lawsuits filed by Montecristi Corp. in 1998 against SECLP, Smith Cogeneration Management, and Smith Cogeneration International, and Don Smith claiming breach of an alleged joint venture agreement related to the plaintiff's participation in the Puerto


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Plata power plant project. At the time the suits were filed, plaintiff sought approximately $15 million in damages, the enforcement of the alleged joint venture agreement and the appointment of a judicial administrator to operate the power plant until the matter was resolved. Based on a prior settlement and release, a court in New York enjoined the plaintiff from prosecuting the action against the defendants in the Dominican Republic. To date, the Dominican courts have declined to recognize the injunction or to halt the cases pending in the Dominican Republic, and SECLP has appealed to the Dominican Supreme Court. Because of the complex procedural context of this case and the ability to appeal various prejudgment orders in the several lawsuits, there are currently more than 10 separate appeals pending before four different courts in the Dominican Republic. All of the lawsuits have been continued pending resolution of these appeals. There has not been any movement in these cases since 1998, and absent lobbying by one of the parties to the appellate courts, no actions are expected to occur in the short term.

     9.   Gas Transboliviano S.A.

          a. GTB v. General Superintendent of Hydrocarbons (Constitutional Tribunal and Supreme Court). On August 28, 2003, Bolivia's General Superintendent of Hydrocarbons issued Resolution 627, which (1) rejects GTB's proposed amendment to its gas transportation contract with TBS, to provide firm service to TBS; (2) instructs the Superintendent of Hydrocarbons to investigate a purported antitrust issue based on ENE's part ownership of GTB, TBS, GasBol, and Southern Cone Gas; and (3) instructs the Superintendent of Hydrocarbons to issue an administrative resolution annulling those provisions of the general terms and conditions of GTB's gas transportation contracts with third parties that give priority to certain shippers and ordering GTB and TBS to negotiate a new gas transportation contract. On October 2, 2003, GTB initiated a proceeding in the Bolivian Constitutional Tribunal to challenge Article 3 of Resolution 627 on the ground that the General Superintendent lacked jurisdiction to invalidate the general terms and conditions of GTB's transportation contracts. Enforcement of Article 3 is stayed during the pendency of this proceeding. On November 26, 2003, GTB also initiated a judicial proceeding in the Bolivian Supreme Court, asserting that the General Superintendent's issuance of Resolution 627 violated GTB's due process rights. In the suit, GTB seeks revocation of Resolution 627. GTB has not yet served the suit upon the General Superintendent, but intends to proceed with the suit upon completion of the proceeding before the Constitutional Tribunal. An adverse ruling by the Constitutional Tribunal and/or the Supreme Court could impact GTB's contracts with TBS and Petrobras, which provide that changes to certain terms of the contracts will result in penalties and/or a default by GTB.

D.   Directors

          On the Effective Date, Prisma's board of directors will consist of individuals designated by the Debtors, after consultation with the Creditors' Committee, all of which shall be disclosed prior to the Confirmation Hearing. In the event that, during the period from the Confirmation Date up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve, the Debtors shall file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated after consultation with the Creditors' Committee, shall be deemed to have been selected or disclosed prior to the Confirmation Hearing. Thereafter, the terms and manner of selection of directors of Prisma shall be as provided in Prisma's


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


organizational documents, as the same may be amended. Each director will serve until a successor is elected and qualified or until his or her earlier resignation or removal.

          Set forth below is biographical information for seven individuals who are expected to be members of Prisma's board of directors on the Effective Date. Each of these directors have held their position at Prisma since Prisma's formation or shortly thereafter. Currently there is an interim management team in place for Prisma.

     1.   Ron W. Haddock

          Ron W. Haddock, 63, is executive chairman of Prisma and an employee of an affiliate of Prisma. He was president and CEO of FINA, Inc. from 1989 until 2000. He joined FINA in Dallas in 1986 as executive vice president and chief operating officer. Prior to joining FINA, Mr. Haddock was with Exxon for 23 years in various engineering and management positions, including vice president and director of Exxon's operations in the Far East, executive assistant to the chairman, vice president of refining, and general manager of corporate planning. Mr. Haddock currently also serves on the boards of ENE (post-bankruptcy), Elektro, Alon Energy USA, Southwest Securities, Adea Solutions, Safety Kleen and SepraDyne. Mr. Haddock has a degree in mechanical engineering from Purdue University. He is a resident of Dallas.

     2.   John W. Ballantine

          John W. Ballantine, 57, has been a private investor since 1998, when he left First Chicago NBD Corporation/The First National Bank of Chicago as its Chief Risk Management Officer and Executive Vice President. During his career with First Chicago, Mr. Ballantine held senior positions including head of international banking, head of New York banking, and Chief Credit and Market Risk Officer. He currently also serves on the boards of ENE (post-bankruptcy), Scudder Funds, FNB Corporation, First Oak Brook Bancshares and the Oak Brook Bank and American Healthways. Mr. Ballantine has a bachelor's degree from Washington and Lee University and an MBA from the University of Michigan, Ann Arbor. He is a resident of Chicago.

     3.   Philippe A. Bodson

          Philippe A. Bodson, 58, has experience as a chief executive officer for utility and industrial concerns with international activities, including Glaverbel from 1980-1989, Tractebel from 1989-1999 and Lernout & Hauspie (post-bankruptcy) in 2001. Mr. Bodson also has extensive board experience, including serving as a director for Glaverbel, Diamond Boart, Societe Generale, Fortis, and British Telecom Belgium. Mr. Bodson has a degree in civil engineering from the University of Leige in Belgium and a master's degree in business administration from INSEAD. He is a resident of Brussels, Belgium.

     4.   Lawrence S. Coben


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


          Lawrence S. "Larry" Coben, 45, is the senior principal of Sunrise Capital Partners.47 Mr. Coben previously served as chief executive officer of Bolivian Power Company, Ltd., managing director of Liberty Power Corp., Chairman of Recovery Corporation of America and senior vice president of Catalyst Energy Corporation. He is president of the board of directors of New York Stage and Film, a director of the Bolivian-American Chamber of Commerce and co-chairman of the Lieberman 2004 National Energy Policy Committee. Mr. Coben has a bachelor's degree in economics from Yale University and a juris doctorate degree from Harvard Law School. Mr. Coben also has a master's degree and is completing a doctorate in anthropology from the University of Pennsylvania. He is a resident of New Hampshire.

     5.   Dr. Paul K. Freeman

          Dr. Paul K. Freeman, 53, has been a consultant since 1998 to international financial institutions on designing strategies for developing countries to cope with natural disasters. During that same period, Dr. Freeman variously served as adjunct professor at the University of Denver, visiting research fellow at Oxford University, project leader at the International Institute for Applied Systems Analysis and lecturer at the University of Vienna. Dr. Freeman was chief executive of the ERIC Companies, an environmental risk management firm, from 1985-1998 and a practicing attorney specializing in international law from 1975-1985. He currently serves on the corporate advisory board of the Wharton School Risk and Decision Process Center at the University of Pennsylvania and the board of trustees of the Scudder Mutual Funds. Dr. Freeman has a bachelor's degree in economics from the University of Denver, juris doctorate degree from Harvard Law School, and a doctorate in economics from the University of Vienna. He is a resident of Denver.

     6.   Robert E. Wilhelm

          Robert E. Wilhelm, 63, was employed by Exxon Mobil (and predecessor companies) from 1963 until he retired in 2000. He currently is an independent energy consultant and venture capital investor. During his career with Exxon he held a variety of operating assignments, primarily in the international petroleum business, including CEO for Latin America and executive vice president for all international petroleum activities. From 1990 until his retirement he was Senior Vice President and a member of the board of directors of the parent company with responsibility for finance, long range planning, control, public affairs and the worldwide refining and marketing businesses. Mr. Wilhelm is active in community affairs and has received the Silver Beaver award from the Boy Scouts of America. He is a member of the Council on Foreign Relations, past vice-chairman of the Council of the Americas, and a member of the board of directors of the Massachusetts Institute of Technology. He has a Bachelor of Science Degree from MIT and an MBA from the Harvard Business School. Mr. Wilhelm is a resident of Dallas, Texas.

     7.   Henri Philippe Reichstul


--------
47 Sunrise Capital Partners is an affiliate of Houlihan Lokey Howard & Zukin, financial advisors to the Creditors' Committee.

          Henri Philippe Reichstul, 54, was C.E.O. and President of Petrobras-Petroleo Brasileiro SA from 1999 to early 2002, where he also served on the board of directors until 2002. His career has included work as an economist of the International Coffee Organization in London and of the Gazeta Mercantil newspaper in Sao Paulo, controller of state enterprises for the State of Sao Paulo Revenue Department, vice minister of Planning-Brazil, and executive vice president and partner of Banco Inter American Express S.A. Brazil. He served as president of Globopar in 2002 and is currently president of a business consultancy firm. He is a member of the board of Coinbra (Louis Dreyfus - Brazil). Mr. Reichstul has a graduate degree in economics from University of Sao Paulo and has done post-graduate studies in economics at the University of Oxford. He is a resident of Sao Paulo, Brazil.

E.   Prisma Contribution and Separation Agreement

          It is contemplated that the Prisma Enron Parties will contribute the Prisma Assets to Prisma at one or more closings in exchange for shares of Prisma common stock commensurate with the value of such Prisma Assets and in accordance with the Prisma Contribution and Separation Agreement.

     1. Prisma Assets to be Contributed. ENE will have the sole discretion, subject to the consent of the Creditors' Committee or as otherwise provided in the Contribution and Separation Agreement (as applicable, for purposes of this section only, the "Requisite Consent"), to select the Prisma Assets to be contributed at any closing, to rescind Prisma Assets that have been contributed or to add to or subtract from the Prisma Assets available for contribution, including the addition or deletion of Prisma Enron Parties, if necessary, at any time until the Prisma Distribution Date or the Prisma Sale Date.

     2. Change in Relative Value of any Prisma Assets. In the event of any change, circumstance or event that could be considered to have materially changed the estimated value of any of the Prisma Assets contemplated to be transferred to Prisma relative to the estimated value of all of the Prisma Assets that have been or are contemplated to be contributed to Prisma, ENE contemplates that it may in its reasonable discretion, subject to the Requisite Consent, reallocate the Prisma Shares to be issued in exchange for any of the Prisma Assets so impacted to reflect such change in estimated values.

     3. Consents. Each of the Prisma Enron Parties and Prisma are expected to covenant to cooperate and to use commercially reasonable efforts to obtain certain consents, orders and permits deemed advisable to obtain prior to the consummation of any contribution, the Prisma Distribution Date or the Prisma Sale Date; provided that Enron shall have sole discretion, subject to the Requisite Consent, to contribute Prisma Assets or to consummate the Prisma Distribution or the Prisma Sale in the absence of any such consents, orders and permits. Refer to Section X.A.2., "Risk Factors" and Section XIV.I.5.a., "Contractual and Regulatory Disputes" for additional information.

     4. Actions with Respect to the Prisma Distribution. ENE contemplates the eventual distribution to creditors of the capital stock of the Prisma Distributing Company, and the following actions to be taken by Prisma and the Prisma Enron Parties to effectuate such Prisma Distribution:



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